                                                                    Exhibit 3.9

MANAGEMENT'S DISCUSSION AND ANALYSIS

TABLE OF CONTENTS

18   CONSOLIDATED OPERATING RESULTS
          Net Income
          Total Assets under Administration
          Policy Liabilities
          Commercial Paper and Other Loans
          Capital Stock and Surplus
          Financial Strength
          Risk Management and Control Practices

26   CANADA
          Net Income
          Premiums and Deposits
          Assets
          Business Segments

42   UNITED STATES
          Net Income
          Premiums and Deposits
          Assets
          Business Segments

MANAGEMENT'S DISCUSSION AND ANALYSIS

     The Management's Discussion and Analysis (MD&A) presents management's view of the financial position and performance of Great-West Lifeco Inc. (Lifeco or the Company) in 2002 compared with 2001. The MD&A provides an overall discussion, followed by analyses of the performance of its two major subsidiaries, The Great-West Life Assurance Company (Great-West) and Great-West Life & Annuity Insurance Company (GWL&A).

FORWARD-LOOKING STATEMENTS

     This report may contain forward-looking statements about future operations, financial results, objectives and strategies of the Company.
     Forward-looking statements are typically identified by the words "believe", "expect", "anticipate", "intend", "estimate" and other similar expressions.

     These statements are necessarily based on estimates and assumptions that are inherently subject to risks and uncertainties, many of which are beyond the Company's control. Actual results may differ materially due to a variety of factors, including legislative or regulatory developments, competition, technological change, global capital market activity, interest rates and general economic and political conditions in Canada, North America or internationally. Readers are urged to consider these and other such factors carefully and not place undue emphasis on the Company's forward-looking statements. Unless otherwise required by securities laws, the Company does not intend or have any obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

BUSINESSES

     In Canada, through Great-West and its major subsidiary London Life Insurance Company (London Life),and in the United States, through GWL&A, a wide range of life and health insurance, and retirement and investment products are sold to individuals, businesses and other private and public organizations. As well, as part of Canadian operations, Great-West offers reinsurance products in specific niche markets in the United States and Europe through its subsidiary, London Reinsurance Group Inc.(LRG).

     Lifeco currently has no other holdings and carries on no business or activities unrelated to its holdings in Great-West, GWL&A and their subsidiaries. Lifeco is not restricted to investing in the shares of Great-West, GWL&A and their subsidiaries and may make other investments in the future.

TRANSLATION OF UNITED STATES DOLLARS

     Throughout this report, United States dollar assets and liabilities are translated into Canadian dollars at the market rate at December 31 for the respective years. All income and expense items are translated at an average rate for the year. The rates employed are:

                                        Balance
     Years ended December 31             Sheet           Operations
                                        --------         ----------
     2002                               $ 1.5800          $ 1.5700
     2001                                 1.5930            1.5490
     2000                                 1.5000            1.4853

The effective rate for the translation of GWL&A's net income reflects the translation of US dollar operations at the average daily rate for the period, together with realized gains and losses associated with forward foreign exchange contracts used to manage the translation volatility. For the year ended December 31, 2002, the effective rate was $1.5295 ($1.4862 for the year ended December 31,2001).

                                   GREAT-WEST LIFECO INC. ANNUAL REPORT 2002  17

2002 CONSOLIDATED OPERATING RESULTS

SELECTED CONSOLIDATED FINANCIAL INFORMATION (IN $ MILLIONS, EXCEPT PER COMMON SHARE AMOUNTS)

                                                              2002                                  2001
                                               -----------------------------------    ---------------------------------
                                                CANADA        U.S.         TOTAL       CANADA       U.S.        TOTAL     % CHANGE
                                               ---------    ---------    ---------    ---------   ---------   ---------   ---------
FOR THE YEARS ENDED DECEMBER 31
    Premiums:
        Life insurance, guaranteed annuities
          and insured health products          $   4,276    $   2,989    $   7,265    $   3,996   $   3,026   $   7,022          3%
        Reinsurance & specialty
          general insurance                        3,922            -        3,922        3,455           -       3,455         14%
    Self-funded premium equivalents
     (ASO contracts) (1)                           1,355        8,209        9,564        1,238       8,861      10,099        -5%
    Segregated funds deposits: (1)
        Individual products                        1,649          644        2,293        1,586       1,369       2,955       -22%
        Group products                             1,163        3,219        4,382        1,045       3,650       4,695        -7%
                                               ---------    ---------    ---------    ---------   ---------   ---------   ---------
    Total premiums and deposits                $  12,365    $  15,061    $  27,426    $  11,320   $  16,906   $  28,226        -3%
                                               ---------    ---------    ---------    ---------   ---------   ---------   ---------
    Fee and other income                             420        1,387        1,807          391       1,467       1,858        -3%
    Paid or credited to policyholders              8,978        3,615       12,593        8,308       3,722      12,030          5%
    Net income attributable to:
        Preferred shareholders                        31            -           31           30           1          31          -
        Common shareholders                          441          490          931          249         266         515         81%
        2001 adjustments (2)
            Goodwill amortization                      -            -            -           62           4          66
            Alta                                       -            -            -            -         165         165
            September 11,2001                          -            -            -           73           -          73
        Adjusted net income common
          shareholders (2)                           441          490          931          384         435         819         14%

PER COMMON SHARE

    Basic earnings                                                       $   2.530                            $   1.387         82%
    2001 adjustments (2)
        Goodwill amortization                                                   -                                 0.177
        Alta                                                                    -                                 0.444
        September 11,2001                                                       -                                 0.199
    Adjusted basic earnings (2)                                              2.530                                2.207         15%
    Dividends paid                                                           0.945                                0.780         21%
    Book value per common share                                          $   11.68                            $   10.47         12%

RETURN ON COMMON SHAREHOLDERS' EQUITY
    Net income                                                                22.9%                                13.7%
    Adjusted net income (2)                                                                                        20.8%

AT DECEMBER 31
    Total assets                               $  36,010    $  24,061    $  60,071    $  34,690   $  24,469   $  59,159          2%
    Segregated funds assets (1)                   18,504       17,544       36,048       19,093      19,774      38,867         -7%
                                               ---------    ---------    ---------    ---------   ---------   ---------   ---------
    Total assets under administration          $  54,514    $  41,605    $  96,119    $  53,783   $  44,243   $  98,026         -2%
                                               ---------    ---------    ---------    ---------   ---------   ---------   ---------
    Capital stock and surplus                                            $   4,708                            $   4,397          7%

-----------------------------------------------------------------------------------------------------------------------------------

    (1) SEGREGATED FUNDS DEPOSITS AND SELF-FUNDED PREMIUM EQUIVALENTS (ASO CONTRACTS)
        THE FINANCIAL STATEMENTS OF A LIFE INSURANCE COMPANY DO NOT INCLUDE THE ASSETS, LIABILITIES, DEPOSITS AND WITHDRAWALS OF SEGREGATED FUNDS OR THE CLAIMS PAYMENTS RELATED TO ADMINISTRATIVE SERVICES ONLY (ASO) GROUP HEALTH CONTRACTS. HOWEVER, THE COMPANY DOES EARN FEE AND OTHER INCOME RELATED TO THESE CONTRACTS.
        BOTH SEGREGATED FUND AND ASO CONTRACTS ARE AN IMPORTANT ASPECT OF THE OVERALL BUSINESS OF THE COMPANY AND SHOULD BE CONSIDERED WHEN COMPARING VOLUMES, SIZE AND TRENDS.

    (2) IN ADDITION TO NET INCOME (CANADIAN GAAP BASIS), ADJUSTED NET INCOME FOR 2001 IS PRESENTED FOR INFORMATION. 2001 RESULTS INCLUDE:
        (I) A CHARGE OF $66 AFTER-TAX OR $0.177 PER COMMON SHARE RELATED TO THE AMORTIZATION OF GOODWILL. ON JANUARY 1, 2002, THE COMPANY STOPPED AMORTIZING GOODWILL IN ACCORDANCE WITH NEW CANADIAN INSTITUTE OF CHARTERED ACCOUNTANTS STANDARD 3062 GOODWILL AND OTHER INTANGIBLE ASSETS (SEE NOTE 1 OF THE COMPANY'S 2002 FINANCIAL STATEMENTS).
        (II) A CHARGE OF $165 AFTER-TAX OR $0.444 PER COMMON SHARE RELATED TO ALTA HEALTH & LIFE INSURANCE COMPANY (ALTA), AN INDIRECT WHOLLY-OWNED SUBSIDIARY AND PART OF THE COMPANY'S UNITED STATES EMPLOYEE BENEFITS SEGMENT.
        (III) A CHARGE OF $73 AFTER-TAX OR $0.199 PER COMMON SHARE FROM THE EVENTS OF SEPTEMBER 11, 2001.

    RETURN ON COMMON SHAREHOLDERS' EQUITY IS ALSO PRESENTED EXCLUDING 2001 ADJUSTMENTS.

18  GREAT-WEST LIFECO INC. ANUAL REPORT 2002

     QUARTERLY FINANCIAL INFORMATION (IN $ MILLIONS, EXCEPT PER COMMON SHARE AMOUNTS)

                                                           NET INCOME -                ADJUSTED NET INCOME -
                                                        COMMON SHAREHOLDERS           COMMON SHAREHOLDERS (1)
                                          TOTAL    -----------------------------   ----------------------------
                                         REVENUE       TOTAL    BASIC PER SHARE      TOTAL      BASIC PER SHARE
                                        ---------   ----------  ----------------   ----------   ---------------
     2002    Fourth quarter             $   4,242   $      235   $         0.641          N/A              N/A
             Third quarter                  4,429          240             0.653          N/A              N/A
             Second quarter                 3,648          234             0.634          N/A              N/A
             First quarter                  4,313          222             0.602          N/A              N/A

     2001    Fourth quarter             $   4,286   $      189   $         0.510   $      208   $        0.562
             Third quarter                  3,922          124             0.334          213            0.576
             Second quarter                 4,051           36             0.097          216            0.580
             First quarter                  3,789          166             0.446          182            0.489

     (1) ADJUSTED NET INCOME FOR 2001 IS PRESENTED TO ENHANCE COMPARABLE RESULTS BY EXCLUDING NON-RECURRING ITEMS. DURING THESE PERIODS, THE FOLLOWING ITEMS WERE INCLUDED IN NET INCOME:
         - AMORTIZATION OF GOODWILL - EFFECTIVE JANUARY 1, 2002, GOODWILL IS NO LONGER AMORTIZED.
         - ALTA HEALTH & LIFE INSURANCE COMPANY - SPECIAL CHARGES OF $133 PLUS RELATED OPERATING LOSSES OF $32 FOR A TOTAL OF $165 OR $0.444 PER COMMON SHARE.
         - EVENTS OF SEPTEMBER 11, 2001 - A CHARGE OF $73 AFTER-TAX OR $0.199 PER COMMON SHARE FROM THE EVENTS OF SEPTEMBER 11, 2001 RELATED TO THE REINSURANCE BUSINESS.

                                                             Charges related to
                                         Amortization        Alta Health & Life          Events of                 Total
                                         of Goodwill          Insurance Company     September 11, 2001          Adjustments
                                    ---------------------   ---------------------  ---------------------   ---------------------
                                       Net        Basic        Net        Basic       Net        Basic       Net         Basic
                                     Income     per share    Income     per share   Income     per share    Income     per share
                                    ---------   ---------   ---------   ---------  ---------   ---------   ---------   ---------
     2001    Fourth quarter         $      18   $   0.048   $       1   $   0.004   $       -   $       -   $      19   $  0.052
             Third quarter                 16       0.043           -           -          73       0.199          89      0.242
             Second quarter                16       0.043         164       0.440           -           -         180      0.483
             First quarter                 16       0.043           -           -           -           -          16      0.043

OVERVIEW - 12 MONTHS ENDED DECEMBER 31, 2002

     In 2002, Lifeco continued to record solid growth in earnings from both its Canadian and United States operations, despite weak investment markets and declining consumer confidence. Earnings, return on common shareholders' equity, and shareholder dividends all increased, while the quality of the Company's invested assets remained high. Lifeco and its subsidiaries continue to receive superior ratings on claims paying ability and financial strength from the major rating agencies. Management continues to believe the Company is well positioned for long term earnings growth.

NET INCOME

     Lifeco's net income attributable to common shareholders was $931 million or $2.530 per common share for the twelve months ended December 31, 2002, compared to $1.387 per common share for 2001.

     This result represents an increase of 15% in earnings per common share over 2001, after adjusting for non-recurring charges relating to goodwill amortization, Alta Health and Life Insurance Company (Alta), and the events of September 11,2001 to facilitate comparison between years.

     For the fourth quarter, net income attributable to common shareholders was $235 million or $0.641 per common share, compared to adjusted 2001 results of $208 million or $0.562 per common share.

     SOURCE OF NET INCOME - Consolidated net earnings for Lifeco are the net operating earnings of Great-West in Canada and GWL&A in the United States, together with Lifeco's corporate results.

                                    GREAT-WEST LIFECO INC. ANUAL REPORT 2002  19

     THE FOLLOWING COMPARATIVE FIGURES FOR 2001 HAVE BEEN ADJUSTED TO EXCLUDE NON-RECURRING CHARGES RELATED TO GOODWILL, ALTA, AND THE EVENTS OF SEPTEMBER 11, 2001.

     NET INCOME COMMON SHAREHOLDERS (IN $ MILLIONS)

                                                  2002       2001      % Change
                                                --------   --------   ---------
     CANADIAN SEGMENT
     GREAT-WEST
         Total common shareholder earnings      $    461   $    258
         Portion of Lifeco Corporate earnings        (20)        (9)
                                                --------   --------   ---------
             Total Canadian segment                  441        249          77%
         Goodwill amortization adjustment              -         62
         September 11, 2001 adjustment                 -         73
                                                --------   --------   ---------
             Total adjusted Canadian segment         441        384          15%
                                                --------   --------   ---------

     UNITED STATES SEGMENT
     GWL&A
         Total common shareholder
           earnings (US$)                       $    321   $    186
         Foreign exchange translation                169         83
         Portion of Lifeco Corporate earnings          -         (3)
                                                --------   --------   ---------
             Total U.S.segment                       490        266          84%
         Goodwill amortization adjustment              -          4
         Alta adjustment                               -        165
                                                --------   --------   ---------
             Total adjusted U.S.segment              490        435          13%
                                                --------   --------   ---------
     TOTAL LIFECO (2001 ADJUSTED BASIS)         $    931   $    819          14%
                                                ========   ========   =========

     CANADIAN SEGMENT - Canadian consolidated net earnings of Lifeco attributable to common shareholders for the twelve months ended December 31, 2002 increased 15% to $441 million from $384 million at December 31, 2001. For the fourth quarter, Canadian net income attributable to common shareholders increased to $116 million compared to $102 million at December 31, 2001.

     For Canadian operations, the increase in net income in 2002 reflected growth in fee income, strong interest gains and favourable morbidity experience. The gain on sale of a subsidiary, a reduction in provisions for income taxes, and an increase in reinsurance actuarial reserves related to potential exposures were all recognized in 2002, however the net impact of these events was not material.

     UNITED STATES SEGMENT - Lifeco's United States consolidated net earnings for twelve months of 2002 increased 13% to $490 million from $435 million a year ago. For the fourth quarter, United States net income increased to $119 million compared to $106 million at December 31, 2001.

     GWL&A's twelve months net income attributable to common shareholders increased to US $321 million from US $294 million at December 31, 2001.For the fourth quarter, GWL&A's earnings were US $79 million compared to US $72 million a year ago.

     The earnings result from United States operations was due to favourable morbidity, increased interest margins and expense management, partially offset by a decrease in fee income.

     PREMIUMS AND DEPOSITS

     Overall, premiums and deposits decreased 3% from 2001. Within this result, traditional life and annuity premiums were up 3%, reinsurance up 14%, and fee-based products down 9%. The decrease in fee-based product revenue, associated with the United States segment, reflects lower interest-sensitive product sales, as well as lower membership levels for Group administrative services only (ASO) products.

[CHART]

     Premiums - insurance, annuities, insured health products and reinsurance   41% (37%)

     Self-funded premium equivalents (ASO contracts)                            35% (36%)

     Segregated funds deposits                                                  24% (27%)

2001 FIGURES ARE SHOWN IN BRACKETS

At December 31,2002,59% of premium revenue is from fee-based products (63% in 2001),rather than the traditional risk-based contracts.

20  GREAT-WEST LIFECO INC. ANUAL REPORT 2002

     In Canada, fee-based products account for 34% of premium revenue: 23% segregated funds and 11% ASO business. In the United States, fee-based products account for 80% of premium revenue: 25% segregated funds and 55% ASO business.

     FEE AND OTHER INCOME

     Fee income was down overall 3% from 2001 (up 7% in Canada and down 5% in the United States), due mainly to the increase in segregated funds fees in Canada and the decrease in ASO membership levels in the United States.

[CHART]

     Group health ASO contracts                        61% (63%)

     Segregated funds                                  31% (30%)

     Other fee income                                   8% (7%)

     2001 FIGURES ARE SHOWN IN BRACKETS

     PAID OR CREDITED TO POLICYHOLDERS - TOTAL

     The amount paid or credited to policyholders increased 5% from 2001 levels, however that amount only includes guaranteed contracts and does not include benefit payments related to ASO or segregated funds products.

[CHART]

     Policyholder benefits                             86% (82%)

     Policyholder dividends and experience refunds      8% (9%)

     Increase in actuarial liabilities                  6% (9%)

     2001 FIGURES ARE SHOWN IN BRACKETS

FINANCIAL POSITION

     TOTAL ASSETS UNDER ADMINISTRATION

     Total assets under administration decreased 2% or $1.9 billion in 2002, to $96.1 billion.

     General fund assets increased 2% overall, while segregated funds assets decreased 7%. In Canada, general fund assets increased 4%, while segregated funds assets decreased 3%, reflecting the market conditions during the period.

     In the United States, general fund assets were essentially unchanged from 2001 levels in U.S.currency, and on a translated Canadian dollar basis, decreased 2%. Segregated funds were down 11% in U.S. currency, and also down 11% after translation to Canadian dollars, compared to the previous year.

     ASSET QUALITY - GENERAL FUND ASSETS

     At December 31, 2002, exposure to mortgage loans and real estate was 17% of invested assets, a decrease of 2% from the end of 2001.

     The Company's exposure to non-investment grade bonds was 2.6% of the portfolio at the end of 2002, up slightly from 2.0% at December 31, 2001.

     Non-performing investments, including bonds in default, mortgages in the process of foreclosure or in arrears 90 days or more, and real estate acquired by foreclosure, totaled $139 million or 0.3% of portfolio investments at December 31, 2002, compared with $187 million or 0.4% a year earlier. The Company's allowance for credit losses at December 31, 2002 was $166 million, compared with $146 million at year-end 2001.

     Additional provisions for future credit losses on assets backing actuarial liabilities are included in actuarial liabilities and amounted to $440 million at December 31, 2002 ($423 million at December 31,2001).

     The combination of the allowance for credit losses of $166 million, together with the $440 million provision for future credit losses in actuarial liabilities represents 1.4% of bond, mortgage and real estate assets at December 31, 2002 (1.3% at December 31, 2001).

     ASSET DISTRIBUTION (IN $ MILLIONS)

     DECEMBER 31                                      2002                      2001
                                             ----------------------   ----------------------
     Government bonds                        $  12,999          25%   $  11,136           22%
     Corporate bonds                            20,765          41       21,445           42
     Mortgages                                   7,850          15        8,369           17
     Stocks                                      1,581           3        1,379            3
     Real estate                                 1,267           2        1,272            2
                                             ---------                ---------
          Sub-total portfolio investments       44,462                   43,601
     Cash & certificates of deposit                912           2          837            2
     Policy loans                                6,177          12        6,213           12
                                             ---------   ---------    ---------    ---------
     Total invested assets                   $  51,551         100%   $  50,651          100%
                                             =========   =========    =========    =========

                                    GREAT-WEST LIFECO INC. ANUAL REPORT 2002  21

     POLICY LIABILITIES

     REFERENCE IS MADE TO NOTE 5 OF THE LIFECO FINANCIAL STATEMENTS, ACTUARIAL LIABILITIES, WHICH PRESENTS THE COMPOSITION, NATURE, CHANGES, ASSUMPTIONS AND RISK MANAGEMENT ISSUES ASSOCIATED WITH THIS SIGNIFICANT BALANCE SHEET ITEM.

     Actuarial liabilities represent the amounts which, together with estimated future premiums and investment income, will be sufficient to pay estimated future benefits, dividends, and expenses on policies in force. Actuarial liabilities are determined using generally accepted actuarial practices, according to standards established by the Canadian Institute of Actuaries.

     Asset and liability cash flows are carefully matched to minimize the financial effects of a shift in interest rates. This practice has been in effect for several years and has shielded the Company's financial position from past significant interest rate volatility.

     COMMERCIAL PAPER AND OTHER LOANS

     As described in note 6 to the financial statements, the Company now has $400 million of debentures issued in Canada, and $276 million of capital securities issued in the United States through its subsidiary, GWL&A.

     CAPITAL STOCK AND SURPLUS

     During 2002, the Company paid dividends of $0.945 per common share for a total of $348 million and preferred share dividends of $31 million. This represents an increase in common share dividends paid of 21%, compared to 2001. On December 20, 2002, through Great-West Life Capital Trust, a trust controlled by Great-West, the Trust issued $350 million of non-voting Great-West Life Trust Securities (GREATs), which are described more fully in note 7 of the Company's financial statements.

     On December 31, 2002, the Company redeemed all 4,000,000 of its outstanding Non-Cumulative First Preferred Shares, Series B, for the cash redemption price of $25.00 per share. As well, on December 31, 2002, one of its subsidiary companies, London Insurance Group Inc. (LIG) redeemed all 5,000,000 of its Class 1 Preferred Shares, Series D, for the cash redemption price of $25.00 per share. LIG also redeemed all 5,000,000 of its Class 1 Preferred Shares, Series E on December 31, 2002, for the cash redemption price of $25.00 per share.

     In November 2002, the Company announced a further normal course issuer bid commencing December 1, 2002 and terminating November 30, 2003. During the course of this bid, the Company may purchase up to but not more than 6,000,000 common shares for cancellation.

     In 2002, through the normal course issuer bid process, 4,720,800 common shares were purchased for cancellation at a cost of $169 million or $35.76 per share.

     These activities, coupled with the strong earnings from Canadian and U.S.operations, resulted in capital and surplus increasing 7% to $4.7 billion.

     FINANCIAL STRENGTH

     The Office of the Superintendent of Financial Institutions Canada (OSFI) has specified a capital measurement basis for life insurance companies operating in Canada, known as the Minimum Continuing Capital and Surplus Requirements (MCCSR). Great-West's ratio of available capital to MCCSR at the end of 2002 was 223% (199% at the end of 2001). London Life's MCCSR ratio at the end of 2002 was 228% (208% at the end of 2001).

     GWL&A is subject to comprehensive state and federal regulation and supervision throughout the United States. The National Association of Insurance Commissioners has adopted risk-based capital rules and other financial ratios for U.S. life insurance companies. Based on statutory financial reports, Great-West has regulatory capital and GWL&A has risk-based capital well in excess of that required by regulation.

     Changes to the credit ratings of the Company and its principal subsidiaries during the year were as follows:

     On August 28, 2002, Moody's Investors Service changed the outlook to stable from negative for its Aa2 insurance financial strength rating for Lifeco, Great-West, London Life and GWL&A. The outlook change was the result of Moody's review of the Company's September 11th-related emerging reinsurance claims experience and expected future claims relative to original estimates made by the Company.

     On September 19, 2002, Fitch Ratings Inc. lowered its ratings for Lifeco, Great-West, London Life and GWL&A. Insurer financial strength ratings were lowered to AA+ (stable) from AAA (stable), and long-term issuer ratings were lowered to AA- (stable) from AA (stable). The ratings adjustment was part of a comprehensive industry review of all North American life insurance company ratings. The particular adjustment for Lifeco, Great-West, London Life and GWL&A was driven by Fitch's newly enhanced criteria for AAA insurer financial strength ratings. The AA+ financial strength rating assigned by Fitch represents the second highest rating available.

     On October 4, 2002, Standard & Poor's (S&P) changed the outlook to negative from stable for its counterparty credit ratings for Lifeco, Great-West, London Life and GWL&A. The outlook change reflected concern over the potential for adverse change to revenue and earnings growth in the Company's U.S. employee benefits and retirement services segments due to intense competition, soft global equity markets and continuing weakness in the U.S. economy.

22  GREAT-WEST LIFECO INC. ANUAL REPORT 2002

     RATINGS OF MAJOR SUBSIDIARIES
     RATING AGENCY                           MEASUREMENT                                                 RATINGS
     -------------------------------------   ---------------------------------   ------------------------------------------
                                                                                              GREAT-     LONDON
                                                                                   LIFECO     WEST        LIFE      GWL&A
                                                                                 ---------  ---------  ----------  --------
     A.M.Best Company                        Financial Condition and
                                               Operating Performance                          A++*        A++*       A++*
     Dominion Bond Rating Service            Claims Paying Ability                            IC-1*       IC-1*
                                             Debt Rating                         AA (low)
     Fitch Ratings Inc.                      Insurer Financial Strength                        AA+         AA+       AA+
     Moody's Investors Service               Insurance Financial Strength                      Aa2         Aa2       Aa2
     Standard & Poor's Corporation           Insurer Financial Strength                        AA+         AA+       AA+
                                             Debt Rating                           AA-

     * HIGHEST RATING AVAILABLE

CASH FLOWS

     DECEMBER 31 (IN $ MILLIONS)                                                    2002        2001
                                                                                 ---------   ---------
     CASH FLOWS RELATING TO THE FOLLOWING ACTIVITIES:
         Operations                                                              $   1,394   $   1,700
         Financing                                                                    (595)       (521)
         Investment                                                                   (724)     (1,082)
                                                                                 ---------   ---------
         Increase in cash & certificates of deposit                                     75          97
         Cash & certificates of deposit, beginning of year                             837         740
                                                                                 ---------   ---------
         Cash & certificates of deposit, end of year                             $     912   $     837
                                                                                 =========   =========

     The cash flows from operations of $1.4 billion for the twelve month period, less cash flows used for financing activities including dividends and purchase of common shares through the normal course issuer bid, were deployed in assets held for investments.

     The decrease in cash flows from operations of $306 million in 2002 compared to 2001, stems from a combination of higher cash flows in Canada on lower income tax installment payments, and higher premium income. Offsetting this increase were lower premiums and higher withdrawal payments in the 401(k) operations in the United States. In comparison, 2001 had significant increases in cash flow from the 401(k) segment. Financing activities consumed an additional $74 million in 2002 primarily due to increased common dividends and repayment of commercial paper. Investment activities provided an additional $358 million of cash flows in 2002 primarily from bond sales.

     Cash flows from investment activities in 2002 includes $72 million gross proceeds from the sale of London Guarantee Insurance Company (London Guarantee) in the first quarter.

RISK MANAGEMENT AND CONTROL PRACTICES

     RISKS ASSOCIATED WITH POLICY LIABILITIES

     Insurance companies are in the business of assuming and managing risk. Depending on the product being offered, the risks vary. Products are priced for target levels of return, and as experience unfolds pricing assumptions are validated and profit emerges in each accounting period. Policy liabilities reflect reasonable expectations about future risk events, together with a margin. Although pricing on some products is guaranteed throughout the life of the contract, policy liability valuation requires updated assumptions to reflect emerging experience results. In this way, the balance sheet reflects the current outlook for policyholder obligations.

     The significant risks and related monitoring and control practices of Lifeco's operating companies are:

     MORTALITY AND MORBIDITY RISK - Many products provide benefits in the event of death. Benefits due to disabling conditions and medical or dental costs are also important product features. Research and analysis is continuously ongoing to provide the basis for pricing and valuation assumptions which properly reflect the markets where the Company is active.

                                    GREAT-WEST LIFECO INC. ANUAL REPORT 2002  23

     PERSISTENCY (POLICY TERMINATION) RISK - Products are priced and valued to reflect the expected duration of contracts. This risk is important for expense recovery (higher costs are incurred in early contract years) and for long-term level premium products where costs increase by age and pricing assumes that some policyholders will discontinue their coverage. Annual research studies support pricing and valuation assumptions for this persistency risk.

     INVESTMENT YIELD RISK - Products are priced and valued based on the investment returns available on assets which back up the policy liabilities. Effective and continual communication between pricing, valuation and investment management is required to control this risk. Investment policies have been approved by the Boards of Directors of each operating company. These policies provide guidance on the mix of assets allowable for each product segment. Yield rates are derived from the actual mix of assets put in place. Products with longer term cash flows and pricing guarantees carry more risk. Both pricing and valuation react to this risk by requiring higher margins where there is less yield certainty.

     REINSURANCE RISK - Products with mortality and morbidity risks have specific limits of Company retention approved by the Boards of Directors on the recommendation of the Actuary. These limits are reviewed and updated from time to time. The Company also takes advantage of financial risk transfer through reinsurance to enhance earnings. Companies providing reinsurance are reviewed for financial soundness as part of the ongoing monitoring process.

     FOR ADDITIONAL INFORMATION ON THESE RISKS, REFER TO NOTE 5(d), 5(e), AND 5(f) OF THE LIFECO FINANCIAL STATEMENTS.

     RISKS ASSOCIATED WITH INVESTED ASSETS

     The Company acquires and manages portfolios of assets to produce risk-adjusted returns in support of policyholder obligations and corporate profitability.

     The Boards of Directors or the Executive Committees and the Investment and Credit Committees of the Boards of Directors annually approve Investment & Lending Policies, as well as Investment Procedures and Guidelines. A comprehensive report on compliance with these policies and guidelines is presented to the Boards of Directors or Investment and Credit Committees annually, and the Internal Audit department conducts an independent review of compliance with investment policies, procedures and guidelines on a periodic basis.

     The significant risks associated with invested assets that the Company manages, monitors and controls are outlined below.

     INTEREST RATE RISK - GREAT-WEST - Interest rate risk exists if asset and liability cash flows are not closely matched and interest rates change.

     For asset/liability management purposes, the general funds are divided into segments. Assets in each segment are managed in relation to the liabilities in the segment. The risks associated with the mismatch in portfolio duration and cash flow, asset prepayment exposure and the pace of asset acquisition are quantified and reviewed regularly.

     Derivative products are used only to hedge imbalances in asset and liability positions; they are not used for speculative purposes. Derivative products are traded with counterparties approved by the Board of Directors or the Investment and Credit Committee of the Board of Directors. They may include interest rate, foreign exchange and equity swaps, options, futures and forward contracts.

     INTEREST RATE RISK - GWL&A - Interest rate risk is managed by investing in assets that are suitable for the products sold. For products with fixed and highly predictable benefit payments, such as certificate annuities and payout annuities, investments are made in fixed income assets that closely match the liability product cash flows. Protection against interest rate change is achieved as any change in the fair market value of the assets will be offset by a similar change in the fair market value of the liabilities. For products with uncertain timing of benefit payments, such as portfolio annuities and life insurance, investments are made in fixed income assets with cash flows of shorter duration than the anticipated timing of the benefit payments. This enables the Company to react to changing interest rates as these assets mature for reinvestment.

     CREDIT RISK - It is Company policy to acquire only investment-grade assets and minimize undue concentration of assets in any single geographic area, industry and company. Guidelines specify minimum and maximum limits for each asset class.

     Credit ratings for bonds are determined by recognized external credit rating agencies and/or internal credit review. These portfolios are monitored continuously and reviewed regularly with the Boards of Directors or the Investment and Credit Committees of the Boards of Directors.

     Off-balance sheet credit risk is evaluated quarterly on a current exposure method, using practices that are at least as conservative as those recommended by regulators.

24  GREAT-WEST LIFECO INC. ANUAL REPORT 2002

     LIQUIDITY RISK - The Company closely manages operating liquidity through cash flow matching of assets and liabilities and has approximately $30 billion in highly marketable securities.

     FOREIGN EXCHANGE RISK - Investments are normally made in the same currency as the liability. Any foreign currency assets acquired to back liabilities are converted using foreign exchange contracts.

     OTHER RISKS - The Company has established specific policy guidelines and monitoring procedures related to environmental risk management in the investment portfolios.

     DERIVATIVE INSTRUMENTS - The Company's risk management process governing the use of derivative instruments, includes:

         - The Company acts only as an end-user of derivative products, not as a market maker.

         - The Company has strict operating policies which
            - prohibit the use of derivative products for speculative purposes,
            - permit transactions only with approved counterparties,
            - specify limits on concentration of risk,
            - document approval and issuer limits, and
            - document the required reporting and monitoring systems.

     THE COMPANY'S OUTSTANDING DERIVATIVE PRODUCTS AT DECEMBER 31 AND THE RELATED EXPOSURES ARE DESCRIBED IN NOTE 14 OF THE LIFECO FINANCIAL STATEMENTS.

HOLDING COMPANY STRUCTURE

     As a holding company, Lifeco's ability to pay interest and other operating expenses and dividends and to meet its obligations generally depends upon receipt of sufficient funds from its principal subsidiaries.

     The payment of interest and dividends by the principal subsidiaries is subject to restrictions set forth in relevant insurance and corporate laws and regulations which require that solvency and capital standards be maintained by Great-West, London Life and GWL&A.

CHANGES IN ACCOUNTING POLICIES

     As disclosed in note 1 to the Lifeco financial statements, three new standards were adopted as at January 1, 2002:

         - Foreign Currency Translation
         - Business Combinations, Goodwill and Other Intangible Assets
         - Stock-Based Compensation and Other Stock-Based Payments.

     Other than the elimination of goodwill charges from the Summary of Consolidated Operations and reclassifications on the Consolidated Balance Sheet, associated with the new Business Combinations, Goodwill and Other Intangible Assets standard, there is no material effect of these new policies on the financial statements for the year ended December 31, 2002.

     Also disclosed in note 1 to the Lifeco financial statements is the adoption as at July 1, 2002 of the OSFI revised rates used to calculate the moving average market value adjustment for stocks and real estate. The change in accounting estimate does not have a material effect on the financial statements of the Company.

RECENT ACCOUNTING PRONOUNCEMENTS

     In 2002, the Canadian Institute of Chartered Accountants indicated that several changes to Canadian GAAP were in process, including:

         - Disclosure of Guarantees
         - Hedging Relationships
         - Stock-Based Compensation and Other Stock-Based Payments.

     It is not anticipated that any of these future changes will have a material impact on the financial statements of the Company. In particular, the impact of the proposed Stock-Based Compensation change, requiring expensing of stock options, is disclosed in note 9 of the Company's financial statements.

OUTLOOK

     In 2003, the Company expects the Canadian economy to grow at a slower pace than in 2002, and the U.S. economy to continue to be sluggish. The Company believes the diversification and high quality of the investment portfolios of its subsidiaries position them well in this investment environment.

     The Company's subsidiaries remain tightly focused on their core markets and have plans in place to capitalize on emerging opportunities and to heighten competitiveness. The Company believes these plans will continue to position its subsidiaries for long term growth.

                                    GREAT-WEST LIFECO INC. ANUAL REPORT 2002  25

CANADA - 2002 OPERATING RESULTS

     The Canadian operating results for Lifeco are the net operating income of Great-West, together with an allocation to Canada of a portion of Lifeco's corporate results.

     FINANCIAL INFORMATION - CANADIAN OPERATIONS

     CONSOLIDATED OPERATIONS (IN $ MILLIONS)

     YEARS ENDED DECEMBER 31                                     2002                                  2001
                                                 ------------------------------------  ------------------------------------
                                                              PARTICIPATING                         PARTICIPATING(
                                                 SHAREHOLDER   POLICYHOLDER    TOTAL   SHAREHOLDER  POLICYHOLDER     TOTAL  % CHANGE
                                                 -----------  -------------  --------  -----------  -------------  -------- --------
     INCOME:
         Premium income (1)                      $     6,821  $       1,377  $  8,198  $     6,125  $       1,326  $  7,451      10%
         Net investment income                         1,240            909     2,149        1,326            926     2,252      -5%
         Fee and other income                            420              -       420          391              -       391       7%
                                                 -----------  -------------  --------  -----------  -------------  -------- --------
     TOTAL INCOME                                      8,481          2,286    10,767        7,842          2,252    10,094       7%
                                                 -----------  -------------  --------  -----------  -------------  -------- --------
     BENEFITS AND EXPENSES:
         Paid or credited to policyholders             6,984          1,994     8,978        6,465          1,843     8,308       8%
         Other                                           841            256     1,097          860            275     1,135      -3%
                                                 -----------  -------------  --------  -----------  -------------  -------- --------
     NET OPERATING INCOME
       BEFORE INCOME TAXES                               656             36       692          517            134       651       6%
     Income taxes                                        160             36       196          152            116       268     -27%
                                                 -----------  -------------  --------  -----------  -------------  -------- --------
     NET INCOME BEFORE NON-CONTROLLING INTERESTS         496              -       496          365             18       383      30%
     Non-controlling interests                            24              -        24           24             18        42     -43%
                                                 -----------  -------------  --------  -----------  -------------  -------- --------
     NET INCOME BEFORE GOODWILL AMORTIZATION             472              -       472          341              -       341      38%
     Amortization of goodwill                              -              -         -           62              -        62       -
                                                 -----------  -------------  --------  -----------  -------------  -------- --------
     NET INCOME                                  $       472  $           -  $    472  $       279  $           -  $    279      69%
                                                 ===========  =============  ========  ===========  =============  ======== ========
     SUMMARY OF NET INCOME

         Preferred shareholder dividends         $        31  $           -  $     31  $        30  $           -  $     30       3%
         Net income - common shareholders                441              -       441          249              -       249      77%
                                                 -----------  -------------  --------  -----------  -------------  -------- --------
         Net income                              $       472  $           -  $    472  $       279  $           -  $    279      69%
                                                 -----------  -------------  --------  -----------  -------------  -------- --------

     (1) EXCLUDES - SEGREGATED FUNDS DEPOSITS    $     2,812  $           -  $  2,812  $     2,631  $           -  $  2,631       7%
                  - SELF-FUNDED PREMIUM
                     EQUIVALENTS (ASO)           $     1,355  $           -  $  1,355  $     1,238  $           -  $  1,238       9%

          THE FINANCIAL STATEMENTS OF A LIFE INSURANCE COMPANY DO NOT INCLUDE THE ASSETS, LIABILITIES, DEPOSITS AND WITHDRAWALS OF SEGREGATED FUNDS OR THE CLAIMS PAYMENTS RELATED TO ADMINISTRATIVE SERVICES ONLY (ASO) GROUP HEALTH CONTRACTS. HOWEVER, THE COMPANY DOES EARN FEE AND OTHER INCOME RELATED TO THESE CONTRACTS.

          SEGREGATED FUND BUSINESS IS AN OPTION OFFERED UNDER AN INSURANCE ANNUITY CONTRACT, WHERE THE BENEFIT AMOUNT IS DIRECTLY LINKED TO THE MARKET VALUE OF THE INVESTMENTS HELD IN THE PARTICULAR SEGREGATED ACCOUNT. THE CONTRACTUAL ARRANGEMENTS ARE SUCH THAT THE SEGREGATED FUND CONTRACT HOLDER BEARS THE RISKS AND REWARDS OF THE ACCOUNT'S INVESTMENT PERFORMANCE APART FROM DEATH AND MATURITY BENEFIT GUARANTEES. ASO GROUP HEALTH CONTRACTUAL AGREEMENTS ARE THOSE WHERE THE COMPANY PROVIDES ADMINISTRATIVE AND CLAIM PAYING SERVICES FOR CLIENTS, AND UNDER THESE ARRANGEMENTS, THE CLIENT BEARS SOME OR ALL OF THE CLAIM RISK. THE SELF-FUNDED PREMIUM EQUIVALENTS GENERALLY REPRESENT CLAIMS PAID UNDER THESE CONTRACTS WHICH APPROXIMATE THE ADDITIONAL PREMIUMS THAT WOULD HAVE BEEN EARNED IF THESE CONTRACTS HAD BEEN WRITTEN AS TRADITIONAL RISK PROGRAMS.

     REFERENCE IS MADE TO NOTE 18 OF THE LIFECO FINANCIAL STATEMENTS, SEGMENTED INFORMATION, FOR THE PRESENTATION OF GREAT-WEST.

NET INCOME

     Net income from Canadian operations for 2002 was $472 million, compared to $279 million for 2001. Net income attributable to common shareholders was $441 million, up from $249 million for 2001. After adjusting 2001 for goodwill amortization charges of $62 million and charges related to the events of September 11, 2001, net income in 2002 increased 15%.

     ALL FOLLOWING 2001 COMPARATIVE FIGURES HAVE BEEN ADJUSTED TO EXCLUDE GOODWILL AMORTIZATION AND CHARGES RELATING TO THE EVENTS OF SEPTEMBER 11, 2001.

     NET INCOME ATTRIBUTABLE TO COMMON SHAREHOLDERS
     (IN $ MILLIONS)

     YEARS ENDED DECEMBER 31                     2002      2001    % CHANGE
                                               --------  --------  --------
     Group Insurance                           $    125  $    105        19%
      Individual Insurance &
     Investment Products                            212       175        21%
     Reinsurance & Specialty
      General Insurance                              29        41       -29%
     Corporate                                       75        63        19%
                                               --------  --------  --------
                                               $    441  $    384        15%
                                               ========  ========  ========

26  GREAT-WEST LIFECO INC. ANUAL REPORT 2002

     The positive earnings results for the twelve months ended December 31, 2002 compared to a year ago, were due to a combination of significant improvement in healthcare and long term disability results, increased fee income, decreased expense levels, and favourable mortality experience.

     In terms of major business units:

     GROUP INSURANCE - The increase in shareholder net income is attributable to favourable healthcare and dentalcare results in both small/mid-size and large case markets, and improved results from long-term disability experience due to better than expected incidence rates and pricing improvements.

     INDIVIDUAL INSURANCE & INVESTMENT PRODUCTS - The higher results stem from lower expenses, higher fee income, and favourable morbidity experience.

     REINSURANCE & SPECIALTY GENERAL INSURANCE - Net income decreased from 2001, reflecting a third quarter addition to the Adverse Development Reserve of $46 million ($41 million in the shareholder account and $5 million in the participating policyholder account) related to potential exposures to future reinsurance risks, the first quarter gain of $31 million on the sale of London Guarantee, and unfavourable fourth quarter reinsurance experience in the property and casualty and life markets.

     CORPORATE - The increase in net income is attributable to a reduction in provisions for income taxes in the third quarter of $50 million ($41 million in the shareholder account and $9 million in the participating policyholder account) arising from the completion of tax audits. This increase in net income was partially offset by a strengthening of credit loss provisions related to technology holdings and lower investment income.

PREMIUMS AND DEPOSITS

     YEARS ENDED DECEMBER 31 (IN $ MILLIONS)       PREMIUMS AND DEPOSITS                       SALES(1)
                                            ----------------------------------    ----------------------------------
                                               2002        2001       % Change       2002        2001       % Change
                                            ---------   ---------    ---------    ---------   ---------    ---------
     BUSINESS/PRODUCT
         GROUP INSURANCE
         Small/mid-sized case               $   1,201   $   1,078           11%   $     185   $     168           10%
         Large case                             2,374       2,186            9%         134         137          -2%
         INDIVIDUAL INSURANCE
         Life Insurance - Participating         1,377       1,326            4%          67          53           26%
                        - Non-participating       278         279            -           41          43          -5%
         Living Benefits                          127         118            8%          24          22            9%
         RETIREMENT & INVESTMENT SERVICES
         Individual products                    1,771       1,692            5%       2,382       2,366            1%
         Group products                         1,315       1,186           11%         610         529           15%
         REINSURANCE & SPECIALTY
             GENERAL INSURANCE                  3,922       3,455           14%       3,922       3,455           14%
                                            ---------   ---------    ---------    ---------   ---------    ---------
                                            $  12,365   $  11,320            9%   $   7,365   $   6,773            9%
                                            =========   =========    =========    =========   =========    =========
     SUMMARY BY TYPE
         Risk-based products                $   8,198   $   7,451           10%
         ASO contracts                          1,355       1,238            9%
         Segregated funds deposits:
             - Individual products              1,649       1,586            4%
             - Group products                   1,163       1,045           11%
                                            ---------   ---------    ---------
         TOTAL PREMIUMS AND DEPOSITS        $  12,365   $  11,320            9%
                                            =========   =========    =========

(1) EXCLUDES QUADRUS DISTRIBUTED MUTUAL FUNDS.

                                    GREAT-WEST LIFECO INC. ANUAL REPORT 2002  27

     Total premiums and deposits were up 9% overall from 2001 levels. Risk-based product premiums increased 10%, while self-funded premium equivalents (ASO contracts) were up 9%. Deposits to individual segregated funds increased 4% and deposits to group accounts were up 11% reflecting uneven incidence of large case sales by year.

     Within guaranteed or traditional risk premium income, all lines of group insurance, individual insurance and living benefits reflect increases from 2001. Reinsurance and specialty general insurance premiums increased 14% related to life insurance lines. This segment of business can reflect significant revenue increases or decreases depending on the structure of the contract and often is not directly related to profitability.

[CHART]

     Risk-based products                                  66% (66%)
     ASO contracts                                        11% (11%)
     Segregated funds deposits - Individual products      14% (14%)
     Segregated funds deposits - Group products            9%  (9%)

     2001 FIGURES ARE SHOWN IN BRACKETS

     Total sales increased 9% from 2001 levels. Reinsurance & Specialty General Insurance increased 14% as a result of large case sales. Group insurance sales were 5% ahead of 2001, reflecting strong sales growth in the insured markets offset by lower ASO sales. Individual insurance sales were ahead of 2001, primarily in participating whole life and wealth management products. Living Benefits results reflect increases in its illness products. Both individual and group retirement and investment services increased overall from 2001 levels with mixed results in sub-lines.

NET INVESTMENT INCOME (IN $ MILLIONS)

     YEARS ENDED DECEMBER 31                      2002      2001    % Change
                                                --------  --------  --------
     Investment income earned                   $  2,027  $  2,076       -2%
     Amortization of gains
       and losses                                    179       194       -8%
     Provision for credit losses                     (42)       (4)       -
                                                --------  --------  --------
     Gross investment income                       2,164     2,266       -5%
     Less: Investment expenses                        15        14        7%
                                                --------  --------  --------
     Net investment income                      $  2,149  $  2,252       -5%
                                                ========  ========  ========

     Net investment income for 2002, representing the investment revenues from general fund assets decreased $103 million or 5% from 2001. The decrease in investment income is primarily attributable to continued declines in interest rates affecting the Company's fixed-income portfolios, substantially offset by corresponding changes in the cost of liabilities. Other contributing factors were increases in loan loss provisions and the weak performance of equity markets. The decrease in investment income due to these factors was somewhat offset by a gain on the sale of one of the Company's subsidiaries, London Guarantee.

     FEE INCOME (IN $ MILLIONS)

     YEARS ENDED DECEMBER 31                      2002     2001     % Change
                                                --------  --------  --------
     Segregated funds                           $    318  $    300        6%
     ASO contracts                                    69        61       13%
     Other                                            33        30       10%
                                                --------  --------  --------
                                                $    420  $    391        7%
                                                ========  ========  ========

[CHART]

     Segregated funds    76% (77%)
     ASO contracts       16% (15%)
     Other                8%  (8%)

     2001 FIGURES ARE SHOWN IN BRACKETS

     Fee income is derived from the management of segregated funds assets and the provision of group health ASO business, as well as third party asset management. The increase in fee income in 2002 of 7% compared to 2001, is mainly due to increases in individual segregated fund related fee revenue of $18 million and ASO contract fees of $8 million. Other fee income includes fees on increased Quadrus sales, as well as increased asset management fees.

     PAID OR CREDITED TO POLICYHOLDERS

     This amount includes increases in policy liabilities, claims, surrenders, annuity and maturity payments, dividend and experience refund payments for guaranteed products, but does not include payment amounts for fee-based products (ASO contracts and segregated funds).

     In aggregate, $9.0 billion was paid or credited to policyholders in 2002, an increase of 8% compared to 2001. Policyholder dividends credited in 2002 were $608 million, compared to $584 million in 2001. Most of the components of paid or credited to policyholders, which include death benefits, medical, dentalcare, visioncare and healthcare costs, increased when compared to 2001, reflecting the growth in premiums associated with these products. A large increase in benefits was recorded in the reinsurance and specialty general insurance line of business, which is largely offset by the significant increase in premiums in this same line.

28  GREAT-WEST LIFECO INC. ANUAL REPORT 2002

     OTHER

     Included in other benefits and expenses are operating expenses and commissions, as well as premium taxes.

     OTHER (IN $ MILLIONS)

     YEARS ENDED DECEMBER 31                      2002     2001     % Change
                                                --------  --------  --------
     Total expenses                             $    625  $    683       -8%
     Less: Investment expenses                        15        14        7%
                                                --------  --------  --------
     Operating expenses                              610       669       -9%
     Commissions                                     427       400        7%
     Premium taxes                                    60        66       -9%
                                                --------  --------  --------
     Total                                      $  1,097  $  1,135       -3%
                                                ========  ========  ========

     Operating expenses for 2002 are lower than 2001 levels by 9% or $59 million. 2001 operating expenses include a onetime charge related to the Participating Policyholder settlement agreement of $20 million and approximately $28 million of operating expenses for London Guarantee (sold in early 2002).

     Premium taxes for both 2002 and 2001 reflect favourable adjustments related to CompCorp. In 2001,a pre-tax refund of $7 million was distributed to the Company by CompCorp, and during 2002, provisions for future assessments were reduced $15 million.

     INCOME TAXES

     The Company's overall effective income tax rate decreased from the prior year from 40.2% to 30.2%. As reported in note 13 of the Company's financial statements, the reduction in rate includes the impact of a reduction of provisions in the Canadian segment for income taxes and an increase to net income attributable to common shareholders of $41 million due to favourable tax experience arising from the completion of tax audits, as well as reductions resulting from a comprehensive review of overall income tax provisions.

     CONSOLIDATED BALANCE SHEET - CANADIAN OPERATIONS (IN $ MILLIONS)

     DECEMBER 31                                                      2002                                   2001
                                                    -------------------------------------   -------------------------------------
                                                                 PARTICIPATING                           PARTICIPATING
                                                    SHAREHOLDER  POLICYHOLDER     TOTAL     SHAREHOLDER  POLICYHOLDER     TOTAL
                                                    -----------  -------------   --------   -----------  -------------   --------
     ASSETS
         Invested assets                            $    14,897  $      13,974   $ 28,871   $    14,549  $      13,257   $ 27,806
         Goodwill and intangible assets                   1,621              -      1,621         1,538              -      1,538
         Other general fund assets                        5,103            415      5,518         4,829            517      5,346
                                                    -----------  -------------   --------   -----------  -------------   --------
     TOTAL ASSETS                                   $    21,621  $      14,389   $ 36,010   $    20,916  $      13,774   $ 34,690
                                                    ===========  =============   ========   ===========  =============   ========
     Segregated funds assets                                                       18,504                                  19,093
                                                                                 --------                                --------
     TOTAL ASSETS UNDER ADMINISTRATION                                           $ 54,514                                $ 53,783
                                                                                 ========                                ========
     LIABILITIES, CAPITAL STOCK AND SURPLUS
         Policy liabilities                         $    16,283  $      12,606   $ 28,889   $    16,085  $      11,835   $ 27,920

         Net deferred gains on portfolio
           investments sold                                 427            387        814           473            445        918
         Other general fund liabilities                   1,992            150      2,142         1,635            248      1,883
                                                    -----------  -------------   --------   -----------  -------------   --------
     TOTAL LIABILITIES                                   18,702         13,143     31,845        18,193         12,528     30,721
     Non-controlling interests                              561          1,246      1,807           469          1,246      1,715
     Capital stock and surplus                            2,358              -      2,358         2,254              -      2,254
                                                    -----------  -------------   --------   -----------  -------------   --------
     TOTAL LIABILITIES, CAPITAL STOCK AND SURPLUS   $    21,621  $      14,389   $ 36,010   $    20,916  $      13,774   $ 34,690
                                                    ===========  =============   ========   ===========  =============   ========

ASSETS

     Total assets under administration increased to $54.5 billion, up from $53.8 billion a year ago. Segregated funds assets decreased $589 million and general fund assets increased by $1.3 billion. Growth in general fund assets includes $615 million in the Participating Policyholder Account, and $705 million in the Shareholder Account. General fund assets include invested assets of $28.9 billion, up 4% from $27.8 billion at December 31, 2001. In aggregate, goodwill and intangible assets of $1.6 billion and other general fund assets of $5.5 billion were up 3% from a year ago.

     INVESTED ASSETS

     The Investment Division manages the general fund assets of Great-West and London Life which support the cash flow, liquidity and profitability requirements of the Company's insurance and investment products. Great-West and London Life follow prudent and conservative investment policies, so

                                    GREAT-WEST LIFECO INC. ANUAL REPORT 2002  29
     that assets are not unduly exposed to concentration, credit or market risks. The Investment Division implements strategies within the overall framework of the Company's policies, reviewing and adjusting them on an ongoing basis in light of liability cash flows and capital market conditions.

     The majority of investments of the general fund are in medium-term and long-term fixed-income investments, primarily bonds and mortgages, reflecting the characteristics of the Company's liabilities.

     ASSET DISTRIBUTION (IN $ MILLIONS)


     DECEMBER 31                                     2002                     2001
                                             ---------------------    ---------------------
     Government bonds                        $   7,721          26%   $   6,124          22%
     Corporate bonds                             9,393          33       10,144          36
     Mortgages                                   7,190          25        7,392          27
     Stocks                                      1,414           5        1,252           5
     Real estate                                 1,080           4        1,072           4
                                             ---------                ---------
         Sub-total portfolio investments        26,798                   25,984
     Cash & certificates of deposit                579           2          389           1
     Policy loans                                1,494           5        1,433           5
                                             ---------   ---------    ---------   ---------
     Total invested assets                   $  28,871         100%   $  27,806         100%
                                             =========   =========    =========   =========

[CHART]

     Corporate bonds                   33% (36%)

     Mortgages                         25% (27%)

     Government bonds                  26% (22%)

     Policy loans                       5% (5%)

     Cash & certificates of deposit     2% (1%)

     Real estate                        4% (4%)

     Stocks                             5% (5%)

     2001 FIGURES ARE SHOWN IN BRACKETS

     ASSET QUALITY

     At December 31, 2002, exposure to mortgage loans and real estate was 29% of invested assets, a decrease of 2% from December 31,2001.

     The Company's exposure to non-investment grade bonds was $367 million or 2.2% of the portfolio at December 31, 2002, up from $227 million or 1.4% of the portfolio at December 31,2001.

     Non-performing investments, including bonds in default, mortgages in the process of foreclosure or in arrears 90 days or more, and real estate acquired by foreclosure, totaled $93 million or 0.35% of portfolio investments at December 31,2002, compared with $49 million or 0.19% at December 31,2001.

     BOND PORTFOLIO

     The total bond portfolio increased to $17.1 billion or 59% of invested assets at December 31, 2002, from $16.3 billion or 58% of invested assets at December 31, 2001. Federal, provincial and other government securities represented 45% of the bond portfolio, up from 38% in 2001. The overall quality of the bond portfolio remained high, with 98% of the portfolio rated investment grade and 87% rated A or higher.

     BOND PORTFOLIO QUALITY (EXCLUDES $706 SHORT-TERM INVESTMENTS, $485 IN 2001) (IN $ MILLIONS)

     DECEMBER 31                               2002                     2001
                                       ---------------------    ---------------------
     Estimated Rating
         AAA                           $   6,599          40%   $   5,575          35%
         AA                                2,445          15        2,444          16
         A                                 5,183          32        5,316          34
         BBB                               1,814          11        2,221          14
         BB or lower                         367           2          227           1
                                       ---------   ---------    ---------   ---------
     Total                             $  16,408         100%   $  15,783         100%
                                       =========   =========    =========   =========

30  GREAT-WEST LIFECO INC. ANUAL REPORT 2002

     The Company's allowance for credit losses at December 31, 2002, for non-performing assets and non-investment grade bonds, was $78 million, up from $46 million at year-end 2001. The Company strengthened its loan loss provisions during 2002 to reflect rating downgrades in its bond portfolio, primarily in the Telecommunications, Media and Information Technologies
     (TMT) sectors. Total exposure to TMT for Canadian operations is $811 million ($1 billion in 2001), of which 59% are rated "A" or higher, 15% are rated "BBB" and 26% or $213 million ($175 million net of specific provisions held) are non-investment grade. Notwithstanding the exposure to these sectors, the Company maintains a high quality, well-diversified portfolio of investments. Additional provisions for future credit losses on assets backing liabilities are included in actuarial liabilities and amount to $406 million at December 31,2002 ($374 million at December 31,2001).

     NON-PERFORMING LOANS (IN $ MILLIONS)

                                                  2002                                   2001
     DECEMBER 31                  -----------------------------------    -----------------------------------
     ASSET CLASS                     BONDS      MORTGAGES     TOTAL         BONDS      MORTGAGES     TOTAL
                                  ----------   ----------   ---------    ----------   ----------   ---------
     Non-performing loans         $       86   $        7   $      93    $       39   $       10   $      49
                                  ==========   ==========   =========    ==========   ==========   =========

     ALLOWANCES FOR CREDIT LOSSES (IN $ MILLIONS)

     DECEMBER 31                                  2002                                   2001
                                  -----------------------------------    -----------------------------------
                                   SPECIFIC      GENERAL                  SPECIFIC     GENERAL
                                  PROVISIONS   PROVISIONS     TOTAL      PROVISIONS   PROVISIONS     TOTAL
                                  ----------   ----------   ---------    ----------   ----------   ---------
     Bonds and mortgage loans     $       60   $       18   $      78    $       20   $       26   $      46
                                  ==========   ==========   =========    ==========   ==========   =========

MORTGAGE PORTFOLIO

     The total mortgage portfolio decreased slightly to $7.2 billion or 25% of invested assets in 2002, compared to $7.4 billion or 27% of invested assets in 2001. The mortgage portfolio consisted of 34% commercial loans, 37% multifamily/apartments and 29% single family residential loans. Total insured loans were $3.2 billion or 44% of the mortgage portfolio. It is the Company's practice to acquire only high quality commercial loans meeting strict underwriting standards and diversification criteria. The Company has a well-defined risk rating system, which it uses in its underwriting and credit monitoring processes for commercial mortgages. Residential loans are originated by the Company's mortgage specialists in accordance with well-established underwriting standards and are well-diversified across Canada.

     EQUITY PORTFOLIO

     The Company's total equity portfolio was $2.5 billion at December 31,2002 or 9% of invested assets, up slightly from $2.3 billion or 9% of invested assets a year ago. The equity portfolio consists primarily of high quality publicly traded stocks and institutional-grade income producing real estate located in major Canadian economic centers.

     OTHER GENERAL FUND ASSETS (IN $ MILLIONS)

     DECEMBER 31                                  2002         2001
                                               ----------   ----------
     Funds withheld by ceding insurers         $    4,786   $    4,477
     Other assets                                     732          869
                                               ----------   ----------
     Total other general fund assets           $    5,518   $    5,346
                                               ==========   ==========

     Funds withheld by ceding insurers increased $309 million, which reflects the nature of reinsurance contracts written and results in a related increase in policy liabilities.

     Other assets, at $732 million, is made up of several items including premiums in course of collection, future income taxes, interest due and accrued, fixed assets, prepaid amounts and accounts receivable. The decrease of $137 million is primarily attributable to a decrease in future income taxes.

     SEGREGATED FUNDS

     The Investment Division and the Company's investment subsidiaries - GWL Investment Management Ltd. (GWLIM), London Life Investment Management Ltd.
     (LLIM), and GWL Realty Advisors Inc. (GWLRA) - are the investment managers for the Company's segregated funds.

     During 2002, the Company's segregated funds experienced positive net deposits of $566 million. Offsetting the deposit activity was the general market decline in equities resulting in a net decline of total segregated funds assets of $589 million. In total, the Company offers over 260 segregated funds as part of Individual and Group Retirement Services lines of business, including funds totaling $5.3 billion managed by 28 external managers as sub-advisors to GWLIM and LLIM.

                                    GREAT-WEST LIFECO INC. ANUAL REPORT 2002  31

SEGREGATED FUNDS ASSETS (IN $ MILLIONS)

     DECEMBER 31                2002        2001        2000        1999        1998
                             ----------  ----------  ----------  ----------  ----------
     Stocks                  $   10,521  $   11,414  $   11,238  $    9,025  $    6,914
     Bonds                        4,132       4,065       4,249       4,024       3,837
     Mortgages                    1,349       1,150       1,070       1,128         960
     Real estate                  2,022       1,767       1,383       1,119         877
     Cash and other                 480         697         742         434         371
                             ----------  ----------  ----------  ----------  ----------
     Total                   $   18,504  $   19,093  $   18,682  $   15,730  $   12,959
                             ==========  ==========  ==========  ==========  ==========
     Internally-managed          13,195      14,480      14,382      12,397      10,754
     Externally-managed           5,309       4,613       4,300       3,333       2,205
     Year over year growth           -3%          2%         19%         21%          -

OUTLOOK - INVESTMENT

     The Investment Division will continue to develop investment strategies and establish appropriate asset mixes to produce returns that support the Company's general fund lines of business within acceptable risk levels. The majority of the investment program for the general fund will continue to be in fixed-income investments, primarily bonds and mortgages, matching the terms and characteristics of the Company's liabilities. Investments in equity markets and other asset classes are continually reviewed to enhance returns and realize on market opportunities.

     With the economy expected to grow in 2003 at a slower pace than the strong rate recorded last year, bond ratings in the market overall are not expected to improve dramatically. In this environment, the Investment Division will continue to closely monitor and manage the credit quality of the Company's fixed income portfolios.

     An important objective of the Investment Division and its investment subsidiaries continues to be to support the Company's initiatives in growing assets under management in segregated and mutual fund products, as well as managing assets for third parties.

LIABILITIES

     LIABILITIES (IN $ MILLIONS)

     DECEMBER 31                                  2002         2001
                                               ----------   ----------
     Policy liabilities                        $   28,889   $   27,920
     Net deferred gains on portfolio
      investments sold                                814          918
     Other general fund liabilities                 2,142        1,883
                                               ----------   ----------
     Total liabilities                         $   31,845   $   30,721
                                               ==========   ==========

     Total liabilities at December 31, 2002 were $31.8 billion, up 4% from December 31, 2001.

     POLICY LIABILITIES

     Policy liabilities, at $28.9 billion compared to $27.9 billion in 2001, increased $1.0 billion. Policy liabilities are made up of actuarial liabilities, provision for policyholder claims, experience refunds and dividends, and policyholder amounts on deposit with the Company. The increase of nearly $1.0 billion is attributable to increases in actuarial liabilities reflecting growth from increased premiums, as well as increases in the amounts on deposit with the Company.

     OTHER GENERAL FUND LIABILITIES (IN $ MILLIONS)

     DECEMBER 31                                  2002         2001
                                               ----------   ----------
     Current income taxes                      $      452   $      380
     Commercial paper and other loans                 583          642
     Other liabilities                              1,107          861
                                               ----------   ----------
     Total other general fund liabilities      $    2,142   $    1,883
                                               ==========   ==========

     The reduction in commercial paper and other loans of $59 million from December 31,2001 values is essentially due to repayments of first mortgages secured by real estate. Reference is made to note 6 of the Company's financial statements for an analysis of the loans outstanding. Other liabilities, at $1.1 billion, increased 29% from December 31,2001. This grouping of accounts consists of trade payables, accruals, temporary transaction related liabilities, as well as provisions for retirement benefits other than pensions. Temporary transaction related liabilities, particularly reinsurance related, represent most of the change, an increase of $283 million compared to December 31,2001.

LIQUIDITY

     The Company uses a number of techniques to manage liquidity in the general fund. Products are designed to improve the predictability of their liability cash flows and to reduce the risk of disintermediation. Assets are acquired to provide cash flows that match the requirements of liabilities. A portion of assets is held in highly marketable securities

32 GREAT-WEST LIFECO INC. ANUAL REPORT 2002 that can be sold to meet any unanticipated cash flow requirements prior to maturity. Additional liquidity is available through established lines of credit and the Company's demonstrated ability to access the capital markets for funds.

     Liquid assets of $16.3 billion provide adequate levels of liquidity, particularly when used in combination with the other methods of liquidity management available to the Company.

     LIQUID ASSETS (IN $ MILLIONS)

     DECEMBER 31                                         2002                            2001
                                           ----------------------------   ----------------------------
                                            BALANCE SHEET      MARKET      Balance Sheet      Market
                                               VALUE           VALUE           Value           Value
                                           ---------------   ----------   ---------------   ----------
     Cash & certificates of deposit        $           579   $      579   $           367   $      367
     Highly marketable securities
        Government bonds                             7,493        7,881             5,896        6,077
        Corporate bonds                              5,931        6,061             6,669        6,586
        Common/Preferred shares                      1,226        1,235               946          983
        Residential mortgages (insured)              1,045        1,069             1,265        1,295
                                           ---------------   ----------   ---------------   ----------
     Total                                 $        16,274   $   16,825   $        15,143   $   15,308
                                           ===============   ==========   ===============   ==========

     CASHABLE LIABILITY CHARACTERISTICS (IN $ MILLIONS)

     DECEMBER 31                                                                 2002         2001
                                                                               ---------   ---------
     Surrenderable insurance and annuity liabilities
        At market value                                                        $   2,638   $   2,735
        At book value                                                             11,871      11,088
                                                                               ---------   ---------
        Total                                                                  $  14,509   $  13,823
                                                                               =========   =========

BUSINESS SEGMENTS - GREAT-WEST

GROUP INSURANCE

     CONSOLIDATED NET INCOME (IN $ MILLIONS)

     YEARS ENDED DECEMBER 31                                2002         2001
                                                          ---------   ---------
     INCOME:
         Premium income                                   $   2,220   $   2,026
         Net investment income                                  205         215
         Fee and other income                                    68          61
                                                          ---------   ---------
     TOTAL INCOME                                             2,493       2,302
                                                          ---------   ---------
     BENEFITS AND EXPENSES:
         Paid or credited to policyholders                    1,868       1,739
         Other                                                  426         391
                                                          ---------   ---------
     NET OPERATING INCOME BEFORE INCOME TAXES                   199         172
     Income taxes                                                74          67
                                                          ---------   ---------
     NET INCOME BEFORE NON-CONTROLLING INTERESTS                125         105
     Non-controlling interests                                    -           -
                                                          ---------   ---------
     NET INCOME BEFORE GOODWILL AMORTIZATION                    125         105
     Amortization of goodwill                                     -          23
                                                          ---------   ---------
     NET INCOME                                           $     125   $      82
                                                          =========   =========

     SUMMARY OF NET INCOME
         Preferred shareholder dividends                  $       -   $       -
         Net income - common shareholders                       125          82
                                                          ---------   ---------
         NET INCOME                                       $     125   $      82
                                                          =========   =========

                                   GREAT-WEST LIFECO INC. ANNUAL REPORT 2002  33

     Net income attributable to common shareholders increased 19% in 2002 to $125 million, compared to $105 million in 2001 after adjusting for goodwill amortization charges of $23 million. The health account experienced strong morbidity gains across all the sub-lines of business. Within the long-term disability sub-line, the significant improvement in results is attributed to stabilizing incidence rates and pricing improvements. In the medical, drug and dental sub-lines, the improving experience was particularly evident in the small and mid-sized markets. The life account mortality results also improved as death claim experience was less than expected.

     Interest gain results were relatively flat on a year over year comparative basis as gains emerging from asset growth were offset by reduced interest margins. The expense gain component of earnings increased, reflecting lower unit costs and higher expense recovery rates, particularly in the larger market.

     GROUP INSURANCE - DIVISIONAL SUMMARY (IN $ MILLIONS)

     YEARS ENDED DECEMBER 31            PREMIUMS AND DEPOSITS                      SALES
                                ---------------------------------    ---------------------------------
                                  2002        2001      % Change       2002        2001      % Change
                                ---------   ---------   ---------    ---------   ---------   ---------
     BUSINESS/PRODUCT
         Small/mid-sized case   $   1,201   $   1,078          11%   $     185   $     168          10%
         Large case - insured       1,019         948           7%          76          65          17%
                    - ASO           1,355       1,238           9%          58          72         -19%
                                ---------   ---------   ---------    ---------   ---------   ---------
         TOTAL                  $   3,575   $   3,264          10%   $     319   $     305           5%
                                =========   =========   =========    =========   =========   ========

     Overall premium income, which includes claims from Administrative Services Only (ASO) clients, was up 10% to $3.6 billion in 2002. The growth was driven by improved client persistency in combination with higher sales results.

     Persistency improved significantly across all market segments, with particularly strong results in the small and mid-sized markets. Sales results were up a modest 5% reflecting an overall industry decline in new sales on a year over year comparison.

     The strong sales growth experienced in the small/mid-sized and large case insured market was offset by lower ASO sales where results fluctuate based on market activity and opportunities to acquire new business at sustainable pricing levels.

     RISK ANALYSIS AND MANAGEMENT - The basic risk related to group insurance centers on the insurer's ability to predict claims experience for the coming year. Most risks facing the group insurance business are mitigated by the fact that most contract rate levels can be adjusted on a yearly basis.

     In healthcare products, claims levels are driven by inflation and utilization. While inflationary trends are relatively easy to predict, claims utilization is less predictable. The impact of aging, which plays a role in utilization, is well documented. However, the introduction of new services, such as breakthrough drug therapies, has the potential to substantially escalate benefit plan costs. The Company manages the impact of these and similar factors through plan designs that limit new costs and through pricing that takes demographic and other trend factors into account.

     In disability products, aging and industry characteristics play a role in establishing future claims patterns. However, there is a growing number of disability claims related to stress and mental/nervous disorders, reflecting changes in the economy and in societal attitudes toward these conditions. The incidence of these claims is more difficult to predict and adjudicate, and they tend to be longer in duration than claims related to other disabilities. These risks are managed through pricing and plan designs that emphasize prevention, earlier intervention and return to work programs.

     OUTLOOK - GROUP INSURANCE

     For those companies that are strongly positioned within the Canadian Group marketplace, the outlook is very positive. Demutualization and consolidation has resulted in price rationalization that has facilitated a greater opportunity for profitable growth in all market segments. New technologies have created new opportunities for companies to lower costs while improving their product and services to plan sponsors and plan members. Great-West, with its extensive distribution capability and its low cost, is in an excellent position to capitalize on these new opportunities. Through the effective application of new technologies, Great-West

34 GREAT-WEST LIFECO INC. ANNUAL REPORT 2002 anticipates that significant reductions in administration and claims adjudication costs will be achieved, thereby enhancing its competitive advantage in this important measure of success. As well, these new technologies will allow the Group Division to expand current services to its plan sponsors, plan members and producers by offering them an ability to transact business and obtain benefit plan and health related information through direct access to administrative systems and data. Finally, as group disability plans continue to gain the attention of plan sponsors, Great-West has developed an array of expanded disability services that will support clients in the management of their plans. Early intervention programs and on-line disability management information services are available to meet these emerging client needs.

INDIVIDUAL INSURANCE & INVESTMENT PRODUCTS

     CONSOLIDATED NET INCOME (IN $ MILLIONS)

     YEARS ENDED DECEMBER 31                                         2002                                    2001
                                                   ---------------------------------------   --------------------------------------
                                                                 PARTICIPATING                             Participating
                                                   SHAREHOLDER    POLICYHOLDER     TOTAL     Shareholder    Policyholder    Total
                                                   -----------   -------------   ---------   -----------   -------------   --------
     INCOME:
         Premium income                            $       662   $       1,377   $   2,039   $       628   $       1,326   $  1,954
         Net investment income                             463             909       1,372           513             926      1,439
         Fee and other income                              332               -         332           311               -        311
                                                   -----------   -------------   ---------   -----------   -------------   --------
     TOTAL INCOME                                        1,457           2,286       3,743         1,452           2,252      3,704
                                                   -----------   -------------   ---------   -----------   -------------   --------
     BENEFITS AND EXPENSES:
         Paid or credited to policyholders                 741           1,994       2,735           799           1,843      2,642
         Other                                             365             256         621           374             275        649
                                                   -----------   -------------   ---------   -----------   -------------   --------
     NET OPERATING INCOME BEFORE INCOME TAXES              351              36         387           279             134        413
     Income taxes                                          139              36         175           104             116        220
                                                   -----------   -------------   ---------   -----------   -------------   --------
     NET INCOME BEFORE NON-CONTROLLING INTERESTS           212               -         212           175              18        193
     Non-controlling interests                               -               -           -             -              18         18
                                                   -----------   -------------   ---------   -----------   -------------   --------
     NET INCOME BEFORE GOODWILL AMORTIZATION               212               -         212           175               -        175
     Amortization of goodwill                                -               -           -            28               -         28
                                                   -----------   -------------   ---------   -----------   -------------   --------
     NET INCOME                                    $       212   $           -   $     212   $       147   $           -   $    147
                                                   ===========   =============   =========   ===========   =============   ========

     SUMMARY OF NET INCOME
         Preferred shareholder dividends           $         -   $           -   $       -   $         -   $           -   $      -
         Net income - common shareholders                  212               -         212           147               -        147
                                                   -----------   -------------   ---------   -----------   -------------   --------
         NET INCOME                                $       212   $           -   $     212   $       147   $           -   $    147
                                                   ===========   =============   =========   ===========   =============   ========

     Individual Insurance & Investment Products (IIIP) consists of three distinct product divisions - Individual Life Insurance, Living Benefits and Retirement & Investment Services (RIS). Products are distributed through Freedom 55 Financial and Great-West financial security advisors, as well as independent brokers and intercorporate agreements with other financial institutions.

     Net income attributable to common shareholders increased 21% to $212 million from 2001 results adjusted for goodwill amortization. Increased individual life insurance results reflect a favourable change in actuarial liabilities related to excess interest rate provisions, described in note 5 of the Company's financial statements, as well as improved mortality. Living Benefits experienced favourable morbidity experience in 2002, while exceptionally strong net cash flow, despite turbulent markets, resulted in earnings growth for RIS. Participating policyholder dividends were $608 million in 2002 compared to $584 million in 2001. Effective expense management continued to support the earnings growth in all IIIP divisions.

                                   GREAT-WEST LIFECO INC. ANNUAL REPORT 2002  35

     INDIVIDUAL INSURANCE - DIVISIONAL SUMMARY (IN $ MILLIONS)

     YEARS ENDED                                        INDIVIDUAL LIFE
                                            -------------------------------------     LIVING
                                              PARTICIPATING     NON-PARTICIPATING    BENEFITS          TOTAL
                                            -----------------   -----------------   ---------       -----------
     DECEMBER 31, 2002
        Sales premium                       $              67   $              41   $      24       $       132
        Revenue premium income                          1,377                 261         127             1,765

     December 31, 2001
        Sales premium                       $              53   $              43   $      22       $       118
        Revenue premium income                          1,326                 263         118             1,707

     INDIVIDUAL LIFE INSURANCE

     Individual life insurance sales, measured by annualized premium, increased by 11% to $108 million in 2002, while revenue premium exceeded $1.6 billion.

     This is a favorable result, as life insurance sales were generally down across the industry in 2002 due to decreases in universal life sales. The Company's favorable results are due to its strong portfolio of traditional term and participating life insurance products.

     Sales of participating policies increased 28% in 2002, and continued strong in the age 50+ wealth management market. The retrenchment of participating insurance sales in Canada by competitors, spurred by demutualization, continues to bolster the Company's dominant market position of more than 40% of Canadian participating insurance sales.

     New annualized premium from term insurance sales increased 1% over 2001 and the Company's universal life products decreased to $5 million in 2002 from $6 million in 2001.

     In recent years, the Company expanded its life insurance product offering through two intercorporate agreements with third parties. These agreements provide universal life, term insurance and non-participating permanent products for the high-net-worth market. Sales of these products were constant at $12 million in 2002.

     The Company's sound management of its participating insurance businesses enables it to deliver long-term policyholder dividend performance that is consistently among the best in the industry. Participating portfolio investment returns were lower due to market conditions, which created pressure on related earnings. However, favourable mortality, morbidity and expense levels allowed the Company to maintain policyholder dividend scales for 2002. A reduction to the 2003 policyholder dividend scales, effective April 1, 2003, has been implemented, due to sustained lower investment returns on the assets backing liabilities in the participating account, which have not been fully offset by mortality improvements. A regulated percentage of in-year distributable surplus in the participating account is credited to the shareholder account. In 2002, the total amount credited was $16 million.

     RISK ANALYSIS AND MANAGEMENT - The most significant risk in the life insurance business is mortality, which has an impact both on claims paid during the year and on the reserves that must be established to fund future claims. The Company manages this risk primarily through effective underwriting practices, developed to support the long-term sustainability of the business. Because of the long-term nature of life insurance contracts, the impact of underwriting practices tends to emerge 20 or 30 years after contracts are issued, when most claims are incurred. Current mortality experience reflects the diligence of underwriting practices over past decades, as well as today's practices.

     A current industry risk involves the pricing of the level cost of insurance option within universal life products. The pricing of this option, guaranteed for the life of the policy, requires a guaranteed interest rate and lapse assumption extending over a long period. A small adverse change in actual long-term lapses or investment returns can lead to significant insufficiency in premiums. Management considers the industry's current pricing of this option to be lower than required to produce adequate profitability, and has avoided significant exposure in this market.

     LIVING BENEFITS

     Living Benefits sales, consisting of disability insurance and critical illness insurance, increased by almost 9% in 2002 for a total of $24 million in new annualized premium. This growth was mainly due to increased sales of critical illness insurance. Overall, revenue premium increased 8% to $127 million, indicating strong persistency.

     Critical illness insurance sales of $5 million in new annualized premium continue to exceed expectations. OASIS(TM), Great-West's critical illness product, was first introduced in 2000 and further enhanced in 2001. Within a short period, this product has become a market leader.

     Disability insurance sales of $19 million in new annualized premium represented a 1% increase in 2002. During this

36 GREAT-WEST LIFECO INC. ANNUAL REPORT 2002 time, industry sales also increased, mainly due to growth in guaranteed standard issue sales. To date, Great-West has not been a key player in the guaranteed standard issue market, but launched a pilot program in 2002.

     The self-employed market, buoyed by ongoing consolidation in several industries, continues to be the main source of sales, accounting for approximately 70% of new business.

     RISK ANALYSIS AND MANAGEMENT - The significant risk for this line of business is morbidity, which is the incidence and duration of disability insurance claims and the incidence of critical conditions for critical illness insurance.

     Disability experience is highly cyclical and changes with economic conditions. A significant number of disability claims relate to stress and mental/nervous disorders, reflecting changes in the economy. The incidence of these claims is more difficult to predict and adjudicate than many other conditions. In addition, they tend to last longer than claims related to other disabilities.

     The Company manages the disability risk through its underwriting practices, experience and trend analysis, in addition to its reserve and pricing reviews. Current morbidity experience reflects the diligence of past underwriting practices and pricing, as well as current practices.

     RETIREMENT & INVESTMENT SERVICES

     DIVISIONAL SUMMARY(1) (IN $ MILLIONS)

                                      INDIVIDUAL     GROUP        GROUP
                                       SAVINGS      SAVINGS     INVESTMENT    PAYOUT
     YEARS ENDED                        PLANS        PLANS      MANAGEMENT   ANNUITIES      TOTAL
                                      ----------   ----------   ----------   ----------   ----------
     DECEMBER 31, 2002
        SALES PREMIUM
            Risk-based products       $      374   $       39   $        1   $       45   $      459
            Segregated funds               1,963          209          361            -        2,533
        REVENUE PREMIUM INCOME
            Risk-based products               90          152            -           32          274
            Segregated funds               1,649          802          361            -        2,812
        ASSETS UNDER ADMINISTRATION
            Risk-based products            1,226        1,124           43        2,603        4,996
            Segregated funds              10,074        3,797        4,633            -       18,504
                                      ----------   ----------   ----------   ----------   ----------
            Total                     $   11,300   $    4,921   $    4,676   $    2,603   $   23,500
                                      ==========   ==========   ==========   ==========   ==========
     December 31, 2001
        SALES PREMIUM
            Risk-based products       $      417   $       38   $        9   $       33   $      497
            Segregated funds               1,916          195          287            -        2,398
        REVENUE PREMIUM INCOME
            Risk-based products               73          141            -           33          247
            Segregated funds               1,586          737          308            -        2,631
        ASSETS UNDER ADMINISTRATION
            Risk-based products            1,323        1,107           62        2,665        5,157
            Segregated funds              10,012        3,838        5,243            -       19,093
                                      ----------   ----------   ----------   ----------   ----------
            Total                     $   11,335   $    4,945   $    5,305   $    2,665   $   24,250
                                      ==========   ==========   ==========   ==========   ==========

     (1) EXCLUDES QUADRUS DISTRIBUTED MUTUAL FUNDS SALES AND ASSETS.

     The Company's Retirement & Investment Services (RIS) division experienced mixed sales results in 2002 as the difficult market conditions persisted. Continued poor equity market performance led to growing consumer unease with investment funds and more interest in preserving capital and in products with guarantees.

     Within this difficult investment climate, total RIS division assets remained stable. According to 2002 mutual fund asset statistics published by the Investment Funds Institute of Canada (IFIC), total Canadian mutual fund assets decreased by 8%, while the Company's individual retail segregated funds grew marginally during the same period.

                                   GREAT-WEST LIFECO INC. ANNUAL REPORT 2002  37

     The Company strengthened its leading market share position for individual segregated funds assets, increasing to 25.8% at December 31, 2002, from 23.6% at the end of 2001. The Company's market share of individual retail segregated funds net deposits at December 31, 2002, was 68%. Gross sales and net cash flow of individual savings plans increased in 2002 over 2001. Net cash flow for individual retail segregated fund assets for 2002 was 8% of beginning assets, compared with 1% for the Canadian mutual fund industry, as published by IFIC. The Company offers 56 FREEDOM FUNDS(TM) to individual Freedom 55 Financial clients and 54 segregated funds to individual Great-West clients.

     Group savings plan sales increased slightly year over year despite an overall sales decline in the marketplace. An increase in revenue premium resulted in improved net cash flow in 2002, compared to 2001. In addition, continued enhancements in online services contributed to improved unit costs. An industry benchmark study by Brendan Wood International ranked the Group Retirement Services organization first in client service, client loyalty and selection criteria. Group Investment Management sales for 2002 increased from the previous year due to favourable results from the large case market.

     MUTUAL FUNDS - Mutual fund assets distributed by Quadrus licensed investment representatives increased 19% as a result of sales activity and successfully repatriating investment representatives and their mutual fund business to Quadrus. In 2002,sales of mutual funds through Quadrus increased 41% despite the difficult marketplace. By year end, Quadrus had over 3,000 licensed investment representatives.

     QUADRUS INVESTMENT SERVICES (IN $ MILLIONS)

     YEARS ENDED DECEMBER 31                        2002     2001
                                                   -------  ------
     Mutual fund sales                             $   195  $  138
     Distributed mutual fund assets                  1,152     969

     Quadrus offers 40 mutual funds under the QUADRUS GROUP OF FUNDS(TM) brand. Quadrus works closely with Mackenzie Financial Corporation (Mackenzie), a member of the Power Financial Corporation group of companies, which manages Quadrus's administrative platform. The Company expects significant growth in this relatively new line of business.

     RISK ANALYSIS AND MANAGEMENT - The Company's investment fund business is fee-based, with revenue and profitability based on the market value of investment fund assets under management. Fluctuations in fund asset levels occur as a result of both changes in cash flow and general investment market conditions. Through its wide range of funds, the Company limits its risk exposure to any particular market. As well, the Company advocates its clients follow a long-term asset allocation approach, which reduces the risk of cash flow changes due to market timing. The success of this approach is evident with the Company experiencing significantly better net cash flow and market returns on its segregated funds than overall mutual fund industry results.

     At December 31, 2002, 67% of individual segregated funds assets were in diversified funds and "fund of funds" investment profiles, which are designed to improve the likelihood of optimal returns within a given level of risk.

     A risk facing the industry has been the trend towards promoting guarantees against losses on segregated fund investments. The capital requirements introduced by OSFI at the end of 2000 (based on a risk-adjusted set of factors) influenced the industry to adopt significant changes in product design, with a trend towards more conservative guarantees and, in many cases, increased fees for clients. These changes further increased the competitiveness of the Company's products and lowered future risk for the industry as a whole. The vast majority of the Company's maturity guarantees are for 75% of policyholder deposits, less withdrawals, rather than the more aggressive 100%.

     OUTLOOK - IIIP

     The past 12 months have been exceptionally challenging for the North American economy. Despite this turbulence, the Company increased the size of its distribution organizations - Freedom 55 Financial and Great-West - and outperformed the industry in many areas.

     Performance in Individual life insurance significantly outpaced the industry. Although life insurance sales were down 3% across the industry, the Company's total new annualized premium grew 11% from the prior year, while sales of participating insurance increased 28% from 2001. Sales were particularly strong in the affluent and established market segment, where life insurance can play an important role in business succession and estate planning. The Company expects this demand to continue.

38  GREAT-WEST LIFECO INC. ANNUAL REPORT 2002

     Both mutual and segregated funds assets under management grew in 2002 despite difficult markets and investor anxiety. Great-West is the leading provider of segregated funds in Canada. Proprietary segregated and mutual funds accounted for approximately $1 of every $5 in net sales in the investment industry.

     An important goal is to continue to equip financial security advisors with tools to enhance their productivity. Financial security advisors and managers are already enjoying the benefits of a new business planning tool, as well as enhanced planning and sales tools to use with clients. During the last 12 months, financial security advisors received new, simplified sales processes to help increase revenues from investment funds and critical illness insurance. In 2003,the Company will expand the use of these tools and introduce new sales tools for risk products.

     In addition, the Company will make a significant investment in technology support to financial security advisors by providing greater access to online information and client service tools.

     Another priority is to provide clients with improved fund statements for retail segregated funds. The new statements will include graphs, charts and an easier-to-read format so clients can track account activity and see at a glance how their portfolio is structured and performing.

     An important future source of revenue is subsidiary Quadrus Investment Services. In particular, the Quadrus family of 40 exclusive mutual funds represents a growing source of fee income.

REINSURANCE & SPECIALTY GENERAL INSURANCE

     The Company conducts its reinsurance business through London Reinsurance Group (LRG), which participates in life, property and casualty, accident and health, and annuity coinsurance, in specific niche markets.

CONSOLIDATED NET INCOME (IN $ MILLIONS)

     YEARS ENDED DECEMBER 31                         2002      2001
                                                   --------  --------
     INCOME:
         Premium income                            $  3,922  $  3,455
         Net investment income                          474       473
         Fee and other income                             2         2
                                                   --------  --------
     TOTAL INCOME                                     4,398     3,930
                                                   --------  --------
     BENEFITS AND EXPENSES:
         Paid or credited to policyholders            4,338     3,894
         Other                                           28        78
                                                   --------  --------
     NET OPERATING INCOME BEFORE INCOME TAXES            32       (42)
     Income taxes                                         2       (12)
                                                   --------  --------
     NET INCOME BEFORE NON-CONTROLLING INTERESTS         30       (30)
     Non-controlling interests                            1         2
                                                   --------  --------
     NET INCOME BEFORE GOODWILL AMORTIZATION             29       (32)
     Amortization of goodwill                             -         8
                                                   --------  --------
     NET INCOME                                    $     29  $    (40)
                                                   ========  ========
----------------------------------------------------------------------
     SUMMARY OF NET INCOME
         Preferred shareholder dividends           $      -  $      -
         Net income - common shareholders                29       (40)
                                                   --------  --------
         NET INCOME                                $     29  $    (40)
                                                   ========  ========

     NET INCOME ANALYSIS (IN $ MILLIONS)

     YEARS ENDED DECEMBER 31                         2002      2001
                                                   --------  --------
     London Reinsurance Group(1)                   $     (1) $    (34)
     London Guarantee - operations                        -        (1)
                      - gain on sale                     31         -
     Other                                               (1)       (5)
                                                   --------  --------
     Total                                         $     29  $    (40)
                                                   ========  ========

     (1) 2001 INCLUDES A PROVISION OF $73 IN THE SHAREHOLDER ACCOUNT FOR THE EVENTS OF SEPTEMBER 11, 2001.

                                   GREAT-WEST LIFECO INC. ANNUAL REPORT 2002  39

     Net income attributable to common shareholders of $29 million in 2002,is comparable to $41 million a year ago, after adjusting 2001 to exclude goodwill amortization and charges related to the events of September 11, 2001. In 2002, net income of $29 million was impacted by both a gain on the sale of London Guarantee in early 2002 and unfavourable reinsurance experience in LRG.

     LONDON REINSURANCE GROUP (LRG)

     The Company's reinsurance business is conducted through LRG. LRG is a global provider of specialty finite reinsurance and holds a strategic position in a number of niche retrocession and reinsurance markets. LRG is a composite reinsurer, reinsuring life, property and casualty, accident and health and annuity business primarily in the United States and Europe, through operating subsidiaries in the United States, Barbados and Ireland. LRG holds a strong market share in the U.S. property and casualty finite retrocession market and the U.S. life financial reinsurance market.

     LRG's net loss for 2002 was $1 million compared to a loss of $34 million in 2001. In 2001, a charge was made for $82 million after-tax, of which $73 million was attributable to the shareholder account, related to an estimated claims provision from the events of September 11, 2001. No changes have been made with respect to this provision to date, as the original amount continues to be considered appropriate.

     Income in 2002 was adversely impacted by strengthening of reserves related to the guaranteed maturity benefit portfolio due to stock market deterioration, and strengthening of reserves as a consequence of deterioration in claims experience on certain property and casualty and life reinsurance contracts. Although no significant cash payments have been made on these reinsurance contracts, a full provision has been made to reflect the level of claims as notified by clients.

     LONDON REINSURANCE GROUP - DIVISIONAL SUMMARY (IN $ MILLIONS)

     YEARS ENDED DECEMBER 31              2002                  2001
                                 -------------------   -------------------
                                 PREMIUM               PREMIUM
                                  INCOME     ASSETS     INCOME     ASSETS
                                 --------   --------   --------   --------
     LINE OF BUSINESS
         Life                    $  2,815   $  2,869   $  2,257   $  2,368
         Property and casualty        829      3,373        853      3,181
         Annuity                      192        735        150        909
         Accident and health           86        203         99         90
         Capital and surplus            -        715          -        717
                                 --------   --------   --------   --------
                                 $  3,922   $  7,895   $  3,359   $  7,265
                                 ========   ========   ========   ========
     GEOGRAPHIC
         Barbados                $  3,137   $  5,918   $  3,101   $  5,765
         Ireland                      681      1,049        137        579
         Other                        104        928        121        921
                                 --------   --------   --------   --------
                                 $  3,922   $  7,895   $  3,359   $  7,265
                                 ========   ========   ========   ========

     Premium income in 2002 increased $563 million or 17% over 2001 primarily due to the level of underlying life line of business structured reserve transfer reinsurance contracts written in 2002. Assets in the life line of business had a corresponding increase in 2002.

     RISK ANALYSIS AND MANAGEMENT - LRG continues to manage its risk through the diversification of business by client, geographic area and type of risk insured. LRG's underwriting policies, investment and financial management practices allow LRG to react to a changing business environment.

     LRG's capacity to write financial reinsurance business is determined primarily by its ability to issue letters of credit to clients and maintain a strong liquidity position. In this regard, LRG continues to benefit from the overall strength and support of Great-West and its commitment to the reinsurance business. LRG has a U.S. $1.425 billion syndicated letter of credit facility.

40  GREAT-WEST LIFECO INC. ANNUAL REPORT 2002

     OUTLOOK - LRG

     The reinsurance industry has experienced difficult and volatile times over the last few years. The reinsurance industry continues to undergo significant changes. Reinsurers have exited certain lines of business and entered others. Some reinsurers are being sold and despite the general turmoil and uncertainty in the industry, a number of new reinsurers commenced operations in 2001 and 2002 in the aftermath of September 11.

     LRG expects improved results in 2003 due to continuous increases in premium rates and improved terms and conditions. LRG will maintain its core strategy of providing financial reinsurance to core relationship clients. LRG, through its operating subsidiaries, will continue to be a provider of niche reinsurance products.

     LONDON GUARANTEE

     As discussed in note 20 of the Company's financial statements, on March 21, 2002, London Life closed the sale of its subsidiary, London Guarantee to the St. Paul Companies of Saint Paul, Minnesota, which resulted in an after-tax gain of $31 million.

CORPORATE

     CONSOLIDATED NET INCOME (IN $ MILLIONS)

     YEARS ENDED DECEMBER 31                              2002        2001
                                                        --------    --------
     INCOME:
         Premium income                                 $     17    $     16
         Net investment income                                98         125
         Fee and other income                                 18          17
                                                        --------    --------
     TOTAL INCOME                                            133         158
                                                        --------    --------
     BENEFITS AND EXPENSES:
         Paid or credited to policyholders                    37          33
         Other                                                22          17
                                                        --------    --------
     NET OPERATING INCOME BEFORE INCOME TAXES                 74         108
     Income taxes                                            (55)         (7)
                                                        --------    --------
     NET INCOME BEFORE NON-CONTROLLING INTERESTS             129         115
     Non-controlling interests                                23          22
                                                        --------    --------
     NET INCOME BEFORE GOODWILL AMORTIZATION                 106          93
     Amortization of goodwill                                  -           3
                                                        --------    --------
     NET INCOME                                         $    106    $     90
                                                        ========    ========
-----------------------------------------------------------------------------
     SUMMARY OF NET INCOME
         Preferred shareholder dividends                $     31    $     30
         Net income - common shareholders                     75          60
                                                        --------    --------
         NET INCOME                                     $    106    $     90
                                                        ========    ========

     The Corporate segment includes investment income, expenses and charges related to capital and other assets not associated with major business units, as well as the reconciliation of total income taxes reported for the shareholder account and the internal allocation of income taxes to the major units. The Corporate segment also includes the business activities of Lifeco, those that are not associated with the major business units of Great-West and the operations of the United States branch of Great-West.

     Net income attributable to common shareholders in the Corporate segment of Canadian operations in 2002 was $75 million, compared to $63 million for 2001 after adjusting for goodwill. Included in this segment in 2002 is the reduction of provisions for income taxes of $41 million described in note 13 of the Company's financial statements, partially offset by a strengthening of credit loss provisions related to technology holdings and lower investment income compared to 2001.

                                   GREAT-WEST LIFECO INC. ANNUAL REPORT 2002  41

UNITED STATES - 2002 OPERATING RESULTS

     The United States operating results for Lifeco are the net operating income of GWL&A, together with an allocation to the United States of a portion of Lifeco's corporate results.

     FINANCIAL INFORMATION - UNITED STATES OPERATIONS

     CONSOLIDATED OPERATIONS (IN $ MILLIONS)

   YEARS ENDED DECEMBER 31                                       2002                                  2001
                                                -------------------------------------  ------------------------------------
                                                             PARTICIPATING                          Participating
                                                SHAREHOLDER  POLICYHOLDER     TOTAL    Shareholder  Policyholder   Total   % Change
                                                -----------  -------------  ---------  -----------  ------------- -------- --------
  INCOME:
      Premium income(1)                        $     2,593  $         396  $   2,989  $     2,601  $         425  $  3,026      -1%
      Net investment income                            928            561      1,489          927            534     1,461       2%
      Fee and other income                           1,387              -      1,387        1,467              -     1,467      -5%
                                               -----------  -------------  ---------  -----------  -------------  -------- --------
  TOTAL INCOME                                       4,908            957      5,865        4,995            959     5,954      -1%
                                               -----------  -------------  ---------  -----------  -------------  -------- --------
  BENEFITS AND EXPENSES:
      Paid or credited to policyholders              2,690            925      3,615        2,796            926     3,722      -3%
      Other                                          1,495             21      1,516        1,604             22     1,626      -7%
      Special Charges(2)                                 -              -          -          204              -       204        -
                                               -----------  -------------  ---------  -----------  -------------  -------- --------
  NET OPERATING INCOME BEFORE INCOME TAXES             723             11        734          391             11       402      83%
  Income taxes                                         233              1        234          120              9       129      81%
                                               -----------  -------------  ---------  -----------  -------------  -------- --------
  NET INCOME BEFORE NON-CONTROLLING INTERESTS          490             10        500          271              2       273      83%
  Non-controlling interests                              -             10         10            -              2         2       -
                                               -----------  -------------  ---------  -----------  -------------  -------- --------
  NET INCOME BEFORE GOODWILL AMORTIZATION              490              -        490          271              -       271      81%
  Amortization of goodwill                               -              -          -            4              -         4       -
                                               -----------  -------------  ---------  -----------  -------------  -------- --------
  NET INCOME                                   $       490  $           -  $     490  $       267  $           -  $    267      84%
                                               ===========  =============  =========  ===========  =============  ======== ========
-----------------------------------------------------------------------------------------------------------------------------------
  SUMMARY OF NET INCOME
      Preferred shareholder dividends          $         -  $           -  $       -  $         1  $           -  $      1       -
      Net income - common shareholders                 490              -        490          266              -       266      84%
                                               -----------  -------------  ---------  -----------  -------------  -------- -------
      Net income                               $       490  $           -  $     490  $       267  $           -  $    267      84%
                                               ===========  =============  =========  ===========  =============  ======== =======

  (1) EXCLUDES - SEGREGATED FUNDS DEPOSITS     $     3,863  $           -  $   3,863  $     5,019  $           -  $  5,019     -23%
               - SELF-FUNDED PREMIUM
                 EQUIVALENTS (ASO)             $     8,209  $           -  $   8,209  $     8,861  $           -  $  8,861      -7%

      THE FINANCIAL STATEMENTS OF A LIFE INSURANCE COMPANY DO NOT INCLUDE THE ASSETS, LIABILITIES, DEPOSITS AND WITHDRAWALS OF SEGREGATED FUNDS OR THE CLAIMS PAYMENTS RELATED TO ADMINISTRATIVE SERVICES ONLY (ASO) GROUP HEALTH CONTRACTS. HOWEVER, THE COMPANY DOES EARN FEE AND OTHER INCOME RELATED TO THESE CONTRACTS.

      SEGREGATED FUND BUSINESS IS AN OPTION OFFERED UNDER AN INSURANCE ANNUITY CONTRACT, WHERE THE BENEFIT AMOUNT IS DIRECTLY LINKED TO THE MARKET VALUE OF THE INVESTMENTS HELD IN THE PARTICULAR SEGREGATED ACCOUNT. THE CONTRACTUAL ARRANGEMENTS ARE SUCH THAT THE SEGREGATED FUND CONTRACT HOLDER BEARS THE RISKS AND REWARDS OF THE ACCOUNT'S INVESTMENT PERFORMANCE APART FROM DEATH AND MATURITY BENEFIT GUARANTEES. ASO GROUP HEALTH CONTRACTUAL AGREEMENTS ARE THOSE WHERE THE COMPANY PROVIDES ADMINISTRATIVE AND CLAIM PAYING SERVICES FOR CLIENTS, AND UNDER THESE ARRANGEMENTS, THE CLIENT BEARS SOME OR ALL OF THE CLAIM RISK. THE SELF-FUNDED PREMIUM EQUIVALENTS GENERALLY REPRESENT CLAIMS PAID UNDER THESE CONTRACTS WHICH APPROXIMATE THE ADDITIONAL PREMIUMS THAT WOULD HAVE BEEN EARNED IF THESE CONTRACTS HAD BEEN WRITTEN AS TRADITIONAL RISK PROGRAMS.

  (2) RESULTS INCLUDE A NON-RECURRING CHARGE OF $204 PRE-TAX ($133 AFTER-TAX) PLUS OPERATING LOSSES OF $32 AFTER-TAX, BOTH RELATED TO ALTA HEALTH & LIFE INSURANCE COMPANY (ALTA), AN INDIRECT WHOLLY-OWNED SUBSIDIARY, PREVIOUSLY REPORTED AT JUNE 30, 2001, AS PART OF THE COMPANY'S UNITED STATES EMPLOYEE BENEFITS SEGMENT. THE TOTAL IMPACT OF ALTA ON NET INCOME FOR THE TWELVE MONTHS ENDED DECEMBER 31, 2001 WAS A REDUCTION OF $165 AFTER-TAX.

     REFERENCE IS MADE TO NOTE 18 OF THE LIFECO FINANCIAL STATEMENTS, SEGMENTED INFORMATION, FOR THE PRESENTATION OF GWL&A.

42  GREAT-WEST LIFECO INC. ANNUAL REPORT 2002

NET INCOME

     Net income from United States operations for 2002 was $490 million, compared to $267 million for 2001. United States consolidated net income attributable to common shareholders was $490 million compared to $266 million for 2001. After adjusting 2001 for goodwill amortization, plus a non-recurring charge of $133 million and 2001 operating losses of $32 million, both associated with Alta Health & Life Insurance Company
     (Alta), 2002 earnings increased by 13%.

     ALL FOLLOWING 2001 COMPARATIVE FIGURES HAVE BEEN ADJUSTED TO EXCLUDE GOODWILL AMORTIZATION AND ALTA CHARGES.

     NET INCOME ATTRIBUTABLE TO COMMON SHAREHOLDERS

     (IN $ MILLIONS)

     YEARS ENDED DECEMBER 31       2002         2001        % Change
                                 ---------    ---------     ---------
     Employee Benefits           $     250    $     215            16%
     Financial Services                247          244             1%
     Corporate                          (7)         (24)            -
                                 ---------    ---------     ---------
                                 $     490    $     435            13%
                                 =========    =========     =========
     (US $ MILLIONS)
     Employee Benefits           $     159    $     138            15%
     Financial Services                158          157             1%
     Corporate                           4           (1)            -
                                 ---------    ---------     ---------
                                 $     321    $     294             9%
                                 =========    =========     =========

     The positive earnings results, after excluding the impact of special non-recurring charges related to Alta, reflect improvement in Employee Benefits associated with improved morbidity in the mid-market block of health business. Earnings from the Financial Services division were basically flat as the reduction in fee income was offset by a decrease in operating expenses and an increase in interest margins.

     Historically, the 401(k) business unit had been included with the Employee Benefits segment. To capitalize on administrative system efficiencies and group pension expertise, 401(k) is now administered by the Financial Services segment. As a result, prior period segment results have been reclassified to conform with this change.

     GWL&A recorded $54 million ($35 million, net of tax) of restructuring costs in 2002 related to the costs associated with the consolidation of benefit payment offices and sales offices throughout the United States. The charges relate to severance, disposal of furniture and equipment, and termination of leasing agreements. During 2002, 977 employees were terminated, of which 923 worked in the Employee Benefits Division.

     GWL&A established a premium deficiency reserve on the Alta block of business in 2001. Releases of $29 million in 2001 and $13 million in 2002 were made to offset the underwriting losses incurred on this under-priced block of business. Also during 2002, this reserve was reduced by $30 million ($20 million net of tax) based on an analysis of emerging experience. The balance of the premium deficiency reserve at December 31, 2002 was zero.

     In 2002,a study of the Company's mortality and recovery experience of disabled lives under waiver of premium contracts resulted in a reduction in group waiver of premium disability reserves totaling $54 million ($38 million, net of tax).

     The 2002 morbidity experience was negatively impacted by the payment of claims associated with a new Department of Labor (ERISA) regulation requiring payment of claims within 30 days of receipt (approximately $25 million, net of tax).

     In terms of major business units:

     EMPLOYEE BENEFITS - The increase in earnings for 2002, compared to a year ago, is primarily related to improved morbidity results.

     FINANCIAL SERVICES - The overall results increased from 2001 primarily as the result of currency exchange rates. An increase in interest margins from 2001 and a decrease in operating expenses were offset by a reduction of fees (due to lower U.S. equity markets).

     CORPORATE - The change for 2002 compared to a year ago, reflects the net settlement of forward foreign exchange contracts at the Lifeco level, which are associated with the translation of United States operations into Canadian dollars. This segment also benefited from a reduction in U.S. withholding taxes in 2002 and credits associated with prior year income taxes.

                                   GREAT-WEST LIFECO INC. ANNUAL REPORT 2002  43

PREMIUMS AND DEPOSITS

     YEARS ENDED DECEMBER 31 (IN $ MILLIONS)           PREMIUMS AND DEPOSITS                        SALES
                                                ------------------------------------   ------------------------------------
                                                   2002         2001       % Change       2002         2001       % Change
                                                ----------   ----------   ----------   ----------   ----------   ----------
     BUSINESS/PRODUCT
         EMPLOYEE BENEFITS
         Group life and health                  $    9,786   $   10,569          -7%   $    1,176   $    1,014          16%
         FINANCIAL SERVICES
         Savings                                     2,312        1,926          20%          779        1,025         -24%
         Insurance                                     757        1,573         -52%          225          867         -74%
         401(k)                                      2,206        2,838         -22%          993        1,169         -15%
                                                ----------   ----------   ---------    ----------   ----------   ---------
                                                $   15,061   $   16,906         -11%   $    3,173   $    4,075         -22%
                                                ==========   ==========   =========    ==========   ==========   =========
     SUMMARY BY TYPE
         Risk-based products                    $    2,989   $    3,026          -1%
         ASO contracts                               8,209        8,861          -7%
         Segregated funds deposits:
            - Individual products                      644        1,369         -53%
            - Group products                         3,219        3,650         -12%
                                                ----------   ----------   ---------
         TOTAL PREMIUMS AND DEPOSITS            $   15,061   $   16,906         -11%
                                                ==========   ==========   =========
         TOTAL PREMIUMS AND DEPOSITS
          AND SALES US$                         $    9,593   $   10,914         -12%   $    2,021   $    2,631         -23%
                                                ==========   ==========   =========    ==========   ==========   =========

     The 11% decrease in premium income and deposits in 2002 was comprised of a decrease of $783 million in Employee Benefits premium income and deposits, and a decrease in Financial Services premium income and deposits of $1.1 billion. The decline in the Employee Benefits segment is primarily due to lower membership levels associated with lower case sales. The decrease in Financial Services premium income was primarily due to lower Business Owned Life Insurance (BOLI) premiums and lower 401(k) premium deposits.

     The 1% decrease in premium income for risk-based products primarily reflects a reduction in group life and health premiums of $131 million, a decrease in individual insurance of $60 million, and a decrease in individual annuity of $18 million offset by an increase in group annuity of $199 million. The segregated funds decrease of 53% in individual products is primarily driven by BOLI and the group products division decrease reflects lower 401(k) deposits.

[CHART]

     ASO contracts                                   55%    (52%)
     Risk-based products                             20%    (18%)
     Segregated funds deposits - Group products      21%    (22%)
     Segregated funds deposits - Individual
     products                                         4%     (8%)

     2001 FIGURES ARE SHOWN IN BRACKETS

     NET INVESTMENT INCOME (IN $ MILLIONS)

     YEARS ENDED DECEMBER 31          2002         2001       % Change
                                   ----------   ----------   ----------
     Investment income earned      $    1,453   $    1,453            -
     Amortization of gains
      and losses                           41           23           78%
     Provision for credit losses            8            -            -
                                   ----------   ----------   ----------
     Gross investment income            1,502        1,476            2%
     Less: Investment expenses             13           15          -13%
                                   ----------   ----------   ----------
     Net investment income         $    1,489   $    1,461            2%
                                   ==========   ==========   ==========

[CHART]

     Bonds                                           73%    (70%)
     Mortgage loans                                   6%     (7%)
     Loans to policyholders                          22%    (21%)
     Real estate                                      1%     (1%)
     Other                                           -2%     (1%)

     2001 FIGURES ARE SHOWN IN BRACKETS

     Net investment income for 2002, representing the investment revenue from general fund assets (excludes segregated funds assets) increased slightly, reflecting a combination of market conditions and minimal growth in the general account portfolio. The bond component of net investment income increased to 73% in 2002, as the Company continues to invest primarily in investment grade bonds.

     FEE INCOME (IN $ MILLIONS)

     YEARS ENDED DECEMBER 31       2002         2001      % Change
                                ----------   ----------  ----------
     Segregated funds           $      244   $      257          -5%
     ASO contracts                   1,036        1,105          -6%
     Other                             107          105           2%
                                ----------   ----------  ----------
                                $    1,387   $    1,467          -5%
                                ==========   ==========  ==========

44  GREAT-WEST LIFECO INC. ANNUAL REPORT 2002

     [CHART]

     ASO contracts                                   75%   (75%)
     Segregated funds                                18%   (18%)
     Other                                            7%    (7%)

     2001 FIGURES ARE SHOWN IN BRACKETS

     Fee income is derived from the management of segregated funds assets and the administration of group health ASO business. The ASO fee income decrease was the result of a decrease in medical membership, while the segregated funds fee change reflects the impact of the lower U.S. equity markets, particularly with respect to 401(k) business.

     PAID OR CREDITED TO POLICYHOLDERS

     This amount is made up of increases in policy liabilities, claims, surrenders, annuity and maturity payments, dividend and experience refund payments for guaranteed products, but does not include payment amounts for fee-based products (ASO contracts and segregated funds).

     For risk-based products the amount paid or credited to policyholders decreased 3% when compared to 2001. The decrease is primarily related to a decrease in actuarial liabilities of $230 million, which is primarily associated with participating life insurance business partially offset by the difference in the U.S. currency conversion rates totaling $70 million.

     Policyholder dividends credited in 2002 were $198 million, compared to $200 million in 2001.

     OTHER

     Included in other benefits and expenses are operating expenses, commissions, as well as premium taxes.

     OTHER (IN $ MILLIONS)

     YEARS ENDED DECEMBER 31             2002         2001       % Change
                                      ----------   ----------   ---------
     Total expenses                   $    1,189   $    1,287          -8%
     Less: Investment expenses                13           15         -13%
                                      ----------   ----------   ---------
           Operating expenses              1,176        1,272          -8%
     Commissions                             291          296          -2%
     Premium taxes                            49           58         -16%
                                      ----------   ----------   ---------
           Total                      $    1,516   $    1,626          -7%
                                      ==========   ==========   =========

     Operating expenses for 2002 are lower than 2001 levels by 8% or $96 million primarily reflecting action the Company took to offset the lower expense recoveries associated with the membership decline in Employee Benefits. The reduction in expenses was partially offset by $25 million of restructuring costs recorded in the fourth quarter of 2002.

     Commissions include sales compensation related to guaranteed products, as well as segregated funds and administrative services only contracts. The decrease of 2% is mostly related to Financial Services as sales were off over 20%. Premium taxes decreased 16% primarily as a result of the large decrease in BOLI separate account premiums.

     CONSOLIDATED BALANCE SHEET - UNITED STATES OPERATIONS (IN $ MILLIONS)

DECEMBER 31                                                      2002                                      2001
                                               ---------------------------------------   ---------------------------------------
                                                             PARTICIPATING                             Participating
                                               SHAREHOLDER   POLICYHOLDER      TOTAL     Shareholder    Policyholder     Total
                                               -----------   -------------   ---------   -----------   -------------   ---------
ASSETS
    Invested assets                            $    14,550   $       8,130   $  22,680   $    14,836   $       8,009   $  22,845
    Goodwill and intangible assets                      66               -          66            66               -          66
    Other general fund assets                          987             328       1,315         1,249             309       1,558
                                               -----------   -------------   ---------   -----------   -------------   ---------
TOTAL ASSETS                                   $    15,603   $       8,458   $  24,061   $    16,151   $       8,318   $  24,469
                                               ===========   =============   =========   ===========   =============   =========
Segregated funds assets                                                         17,544                                    19,774
                                                                             ---------                                 ---------
TOTAL ASSETS UNDER ADMINISTRATION                                            $  41,605                                 $  44,243
                                                                             =========                                 =========
LIABILITIES, CAPITAL STOCK AND SURPLUS
    Policy liabilities                         $    11,450   $       7,957   $  19,407   $    11,847   $       7,832   $  19,679
    Net deferred gains on portfolio
     investments sold                                  136               8         144           123               8         131
    Other general fund liabilities                   1,667             249       1,916         2,038             243       2,281
                                               -----------   -------------   ---------   -----------   -------------   ---------
TOTAL LIABILITIES                                   13,253           8,214      21,467        14,008           8,083      22,091
Non-controlling interests                                -             244         244             -             235         235
Capital stock and surplus                            2,350               -       2,350         2,143               -       2,143
                                               -----------   -------------   ---------   -----------   -------------   ---------
TOTAL LIABILITIES, CAPITAL STOCK AND SURPLUS   $    15,603   $       8,458   $  24,061   $    16,151   $       8,318   $  24,469
                                               ===========   =============   =========   ===========   =============   =========

                                   GREAT-WEST LIFECO INC. ANNUAL REPORT 2002  45

ASSETS

     Total assets under administration decreased $2.6 billion or 6% in 2002 when compared to the year ended December 31, 2001. Segregated funds assets decreased $2.2 billion due to a combination of the change in U.S. exchange rates and the continued weakening of the equity markets in the United States. The invested assets of the general fund decreased $0.2 billion due to a change in U.S. exchange rates.

     INVESTED ASSETS

     Both general fund and segregated funds assets are managed or administered by the Investment Division of the Company. Within the Company's conservative investment policies, the Investment Division manages portfolios of assets to produce a steady source of income to support the cash flow and liquidity requirements of the Company's insurance and investment products. The Company invests the majority of its general funds in medium-term and long-term fixed-income securities, primarily bonds and mortgages, which reflect the nature of the liabilities being matched.

     The Investment Division reviews its investment strategy on an ongoing basis in light of liability requirements and current economic and market conditions. The Company's investment policies limit concentrations of risk within its investment and lending portfolios, which are well-diversified by asset class, industry sector, location and size of borrowers.

     Net investment income for 2002 remained flat at $1.5 billion. The Company's overall investment portfolio earned a yield of 7.3% in 2002, compared to 7.4% in 2001, reflecting the general decline in interest rates.

     In 2002, funds available for investment and mortgages subject to renewal and rate adjustment totaled $2.2 billion, and were placed as follows:

          -  41% in U.S. government and agency bonds,
          -  58% in other bonds,
          -  1% in mortgage renewals.

     ASSET DISTRIBUTION (IN $ MILLIONS)

     DECEMBER 31                                   2002                      2001
                                           ---------------------    ---------------------
     Government bonds                      $   5,278          23%   $   5,012          22%
     Corporate bonds                          11,372          50       11,301          50
     Mortgages                                   660           3          977           4
     Stocks and real estate                      354           2          327           1
                                           ---------                ---------
        Sub-total portfolio investments       17,664                   17,617
     Cash & certificates of deposit              333           1          448           2
     Policy loans                              4,683          21        4,780          21
                                           ---------   ---------    ---------   ---------
     Total invested assets                 $  22,680         100%   $  22,845         100%
                                           =========   =========    =========   =========

     ASSET QUALITY

     The Company's exposure to non-investment grade bonds was $471 million or 3% of the portfolio at December 31, 2002, up from $406 million at December
     31, 2001. Total exposure to the Telecommunications, Media and Information Technologies (TMT) sectors for United States operations is $370 million ($370 million in 2001), of which 31% are rated "A" or higher,62% are rated "BBB" and 7% or $26 million are non-investment grade.

     Non-performing investments, including bonds in default, mortgages in the process of foreclosure or in arrears 90 days or more, and real estate acquired by foreclosure, totaled $46 million or 0.26% of portfolio investments at December 31, 2002, compared with $138 million and 0.78% at December 31, 2001.

     The Company's allowance for credit losses at December 31, 2002 for non-investment grade bonds and non-performing assets was $88 million, a decrease of $12 million from December 31, 2001. Additional provisions for future credit losses on assets backing liabilities are included in actuarial liabilities and amount to $34 million at December 31, 2002 ($49 million at December 31, 2001).

     The Company's new bond investments included not only publicly-traded corporate bonds and highly rated structured securities, but also private placements which typically offer higher yields and better covenant protection than public bonds. The Company anticipates investment grade bonds will remain the largest component of its 2003 investment program.

     As of December 31, 2002, approximately 96% of the Company's invested assets were cash, bonds or policy loans. The overall quality of the bond portfolio, the largest single component of the Company's invested assets, continues to be high, with 97% of the portfolio rated investment grade.

46  GREAT-WEST LIFECO INC. ANNUAL REPORT 2002

     BOND PORTFOLIO QUALITY (EXCLUDES $1,033 SHORT-TERM INVESTMENTS, $578 IN
     2001) (IN $ MILLIONS)

     DECEMBER 31                         2002                     2001
                                 ---------------------    ---------------------
     Estimated Rating
        AAA                      $   9,220          59%   $   9,131          58%
        AA                           1,401           9        1,415           9
        A                            2,298          15        2,203          14
        BBB                          2,227          14        2,580          16
        BB or lower                    471           3          406           3
                                 ---------   ---------    ---------   ---------
     Total                       $  15,617         100%   $  15,735         100%
                                 =========   =========    =========   =========

NON-PERFORMING LOANS (IN $ MILLIONS)

DECEMBER 31                                     2002                                            2001
                            ---------------------------------------------   -----------------------------------------------
                                                 FORECLOSED                                        Foreclosed
ASSET CLASS                  BONDS    MORTGAGES  REAL ESTATE     TOTAL        Bonds     Mortgages  Real Estate     Total
                            -------   ---------  -----------   ----------   ---------   ---------  -----------   ----------
Non-performing loans        $    39   $       4  $         3   $       46   $     113   $       8  $        17   $      138
                            =======   =========  ===========   ==========   =========   =========  ===========   ==========

     ALLOWANCES FOR CREDIT LOSSES (IN $ MILLIONS)

     DECEMBER 31                                      2002                                   2001
                                      ------------------------------------  -------------------------------------
                                       SPECIFIC      GENERAL                  Specific     General
                                      PROVISIONS   PROVISIONS      TOTAL     Provisions   Provisions     Total
                                      ----------   ----------   ----------  -----------   ----------   ----------
     Bonds and mortgage loans         $        -   $       88   $       88  $         -   $      100   $      100
                                      ==========   ==========   ==========  ===========   ==========   ==========

     The bond portfolio is comprised of structured securities at 48% and corporate bonds at 52%.The structured securities category includes both asset-backed and mortgage-backed securities. The Company's strategy, related to these assets, is to focus on those with low volatility and minimal credit risk.

     The U.S. equity portfolio consists primarily of the Denver home office, minimal other real estate, seed money in some of the Company's segregated funds and a small amount of common stock and private equities. The Company anticipates a limited participation in real estate and the equity markets during 2003.

     OTHER GENERAL FUND ASSETS (IN $ MILLIONS)

     DECEMBER 31                                  2002          2001
                                              ------------   -----------
     Total other general fund assets          $      1,315   $     1,558
                                              ============   ===========

     Other general fund assets, at $1.3 billion, is made up of several items, including premiums in the course of collection, future income taxes, interest due and accrued, fixed assets, software development, and accounts receivable. The decrease of $243 million is mainly attributable to decreases in deferred income tax of $102 million, premium receivable of $73 million, and furniture and equipment of $33 million.

     SEGREGATED FUNDS

     The Company continues to offer a broad selection of mutual and segregated funds. During 2002, such funds administered by the Company declined to $17.5 billion, reflecting the lower U.S. equity markets, compared with $19.8 billion at year-end 2001.

     SEGREGATED FUNDS ASSETS (IN $ MILLIONS)

     DECEMBER 31                      2002        2001         2000         1999         1998
                                    ---------   ---------    ---------    ---------    ---------
     Variable funds                 $  12,731   $  16,103    $  16,394    $  16,771    $  14,588
     Stable asset accounts              4,813       3,671        2,083        1,227          847
                                    ---------   ---------    ---------    ---------    ---------
         Total                      $  17,544   $  19,774    $  18,477    $  17,998    $  15,435
                                    =========   =========    =========    =========    =========
     Year over year growth                -11%          7%           3%          17%           -

                                   GREAT-WEST LIFECO INC. ANNUAL REPORT 2002  47

     OUTLOOK - INVESTMENT

     The U.S. economic recovery is proving to be sluggish and uneven. The Company expects growth to be below trend for the next few quarters, gaining momentum through the second half of 2003.Currently,economic indicators are mixed. Expectations are for domestic real GDP growth in 2002 and 2003 of approximately 2.5%. Globally, economies remain weak with the exception of China.

     The Federal Reserve Board responded aggressively to weaker than expected economic data with a 50 basis point cut in the Fed Funds rate to 1.25% at the November meeting. While stimulative policy and strong underlying productivity growth were expected to restore the economy to a sustainable trend rate of growth, persistent stock market weakness has undercut monetary policy stimulus and economic risks are biased to a below potential growth scenario.

     Interest rates across the curve bottomed in early October after declining to levels not experienced since the 1960's, rising modestly since then. It is likely that inflation and yields will stay relatively low over the intermediate term, providing the Federal Reserve Board significant latitude to allow the economy to gain some momentum before they begin to resume an upward bias. The Company's investment portfolio is well positioned for the current interest rate environment. The portfolio is well diversified and comprised of high quality, relatively stable assets. The Company opportunistically added exposure in investment grade corporate securities at historically wide spreads in 2002 in addition to investing in structured securities with moderate interest rate sensitivity. It is the Company's philosophy and intent to maintain its proactive portfolio management policies in an ongoing effort to ensure the quality and performance of its investments.

     LIABILITIES

     DECEMBER 31(IN $ MILLIONS)              2002        2001
                                           ---------   ---------
     Policy liabilities                    $  19,407   $  19,679
     Net deferred gains on portfolio
       investments sold                          144         131
     Other general fund liabilities            1,916       2,281
                                           ---------   ---------
     Total liabilities                     $  21,467   $  22,091
                                           =========   =========

     POLICY LIABILITIES

     Policy liabilities are down 1.4% from December 31, 2001 to $19.4 billion at December 31, 2002, primarily from the difference in U.S. exchange rates.

     OTHER GENERAL FUND LIABILITIES (IN $ MILLIONS)

     DECEMBER 31                                  2002        2001
                                                ---------   ---------
     Current income taxes                       $       2   $     128
     Repurchase agreements                            511         400
     Commercial paper and other loans                 429         433
     Other liabilities                                974       1,320
                                                ---------   ---------
     Total other general fund liabilities       $   1,916   $   2,281
                                                =========   =========

     Total other general fund liabilities were $1.9 billion at December 31,2002,down 16% from December 31,2001. Other liabilities, at $974 million, decreased $346 million from December 31, 2001. This grouping of accounts consists of accruals, payables and policyholder deposits not yet allocated. The decrease in 2002 is primarily the result of brokerage settlement accruals being lower by $149 million, a decrease in bank overdrafts of $69 million and policyholder deposits not yet allocated lower by $87 million.

     Commercial paper and other loans at $429 million are essentially unchanged from December 31, 2001 values.

LIQUIDITY

     The liquidity needs of the United States operations of the Company are closely managed through cash flow matching of assets and liabilities and forecasting earned and required yields, to ensure consistency between policyholder requirements and the yield of assets. Approximately 89% of policy liabilities are either non-cashable prior to maturity, subject to market value adjustments, or subject to withdrawal penalties.

     At December 31, 2002, United States operations had $511 million of repurchase agreements with third-party broker-dealers, compared with $400 million at December 31, 2001; and had $153 million of outstanding commercial paper at December 31, 2002,compared with $154 million at December 31, 2001.

     Additional liquidity is available through established lines of credit and through the demonstrated ability of the Company to access the capital markets.

48  GREAT-WEST LIFECO INC. ANNUAL REPORT 2002

     LIQUID ASSETS (IN $ MILLIONS)

     DECEMBER 31                                        2002                           2001
                                           -----------------------------   -----------------------------
                                           BALANCE SHEET      MARKET       Balance Sheet      Market
                                              VALUE           VALUE            Value          Value
                                           -------------   -------------   -------------   -------------
     Cash & certificates of deposit        $         333   $         333   $         448   $         448
     Highly marketable securities
          Government bonds                         4,017           4,135           3,566           3,603
          Corporate bonds                          9,435           9,818           7,658           7,778
          Common/Preferred shares                    163             143             119             117
                                           -------------   -------------   -------------   -------------
     Total                                 $      13,948   $      14,429   $      11,791   $      11,946
                                           =============   =============   =============   =============

     CASHABLE LIABILITY CHARACTERISTICS (IN $ MILLIONS)

     DECEMBER 31                                                               2002            2001
                                                                           -------------   -------------
     Surrenderable insurance and annuity liabilities
          At market value                                                  $       6,874   $       6,812
          At book value                                                            6,791           6,859
                                                                           -------------   -------------
          Total                                                            $      13,665   $      13,671
                                                                           =============   =============

BUSINESS SEGMENTS - GWL&A

EMPLOYEE BENEFITS

     CONSOLIDATED NET INCOME (IN $ MILLIONS)

     YEARS ENDED DECEMBER 31                         2002        2001
                                                   ---------   ---------
     INCOME:
        Premium income                             $   1,577   $   1,708
        Net investment income                            109         106
        Fee and other income                           1,036       1,105
                                                   ---------   ---------
     TOTAL INCOME                                      2,722       2,919
                                                   ---------   ---------
     BENEFITS AND EXPENSES:
        Paid or credited to policyholders              1,208       1,439
        Other                                          1,139       1,208
        Special Charges                                    -         204
                                                   ---------   ---------
     NET OPERATING INCOME BEFORE INCOME TAXES            375          68
     Income taxes                                        125          18
                                                   ---------   ---------
     NET INCOME BEFORE NON-CONTROLLING INTERESTS         250          50
     Non-controlling interests                             -           -
                                                   ---------   ---------
     NET INCOME BEFORE GOODWILL AMORTIZATION             250          50
     Amortization of goodwill                              -           2
                                                   ---------   ---------
     NET INCOME                                    $     250   $      48
                                                   =========   =========
-------------------------------------------------------------------------
     SUMMARY OF NET INCOME
        Preferred shareholder dividends            $       -   $       -
        Net income - common shareholders                 250          48
                                                   ---------   ---------
        NET INCOME                                 $     250   $      48
                                                   =========   =========

                                   GREAT-WEST LIFECO INC. ANNUAL REPORT 2002  49

     Net income for Employee Benefits increased 16% in 2002, after adjusting 2001 for goodwill amortization charges of $2 million and a one-time charge of $133 million and operating losses of $32 million, net of tax, recorded in 2001 related to Alta, as discussed below.

     While medical costs and utilization trends were higher in 2002,increased pricing helped to enhance the morbidity results. Overall group life and health membership was down 14.8%, reflecting strong renewal rate action and the general decline in the economy.

     EMPLOYEE BENEFITS - DIVISIONAL SUMMARY (IN $ MILLIONS)

     YEARS ENDED DECEMBER 31                         PREMIUMS AND DEPOSITS                      SALES
                                              ---------------------------------   ---------------------------------
                                                2002        2001      % Change      2002         2001     % Change
                                              ---------   ---------   --------    ---------   ---------   ---------
     BUSINESS/PRODUCT
     Group life and health - guaranteed       $   1,577   $   1,708         -8%   $       -   $       -           -
                           - ASO                  8,209       8,861         -7%       1,176       1,014          16%
     Group life and health fee income             1,036       1,105         -6%           -           -           -
                                              ---------   ---------   --------    ---------   ---------   ---------
         TOTAL                                $  10,822   $  11,674         -7%   $   1,176   $   1,014          16%
                                              =========   =========   ========    =========   =========   =========

     GROUP LIFE AND HEALTH

     The 2002 premiums and deposits for group life and health were $9.8 billion, a decrease of 7% from 2001, due to lower membership levels associated with lower case sales.

     The Company acquired Alta on July 8, 1998. During 2000 and 2001,the Alta business continued to be run as a freestanding unit, but was converted to the Company's systems and accounting processes. This conversion program resulted in significant issues related to pricing, underwriting, and administration of the business. As a result, the Company incurred a one-time charge, in 2001, of $133 million, net of tax. Alta discontinued writing new business and all Alta customers were moved to GWL&A contracts. All Alta sales and administration staff became employees of the Company and the underwriting functions are now conducted by the underwriting staff of the Company. Alta's morbidity experience improved in the fourth quarter of 2001 and in 2002 as the result of pricing changes initiated during 2001.

     Fee income decreased 6% from $1.1 billion in 2001 to $1.0 billion in 2002. The decrease is primarily attributable to the 14.8% decline in membership. Significant price increases on in-force cases, however, mitigated further deterioration of fee income.

     Benefits and expenses decreased 11.3% from $2.6 billion in 2001 to $2.3 billion in 2002. While increased utilization and higher medical costs increased benefits on in-force cases, the decrease in overall membership resulted in a reduction of benefits. Operating expenses decreased $88 million in 2002, as the Company needed to reduce expenses in line with the reduction in membership.

     The total life and health block of business is comprised of 2.2 million members at December 31, 2002, down from 2.6 million members a year ago.

     RISK ANALYSIS AND MANAGEMENT - Healthcare risks include medical cost inflation, which may exceed annual pricing adjustments to policyholders. In addition, changes in utilization may impact health care costs. These utilization trends can be attributable to adjustments in healthcare delivery systems, such as the development of new practice standards or breakthrough treatments. Furthermore, changes to product design may also impact utilization trends. These changes include amendments that modify covered benefits or funding changes that shift financial burden from the employer to the employee.

     The Company manages some of these risks through medical cost management, product design, and underwriting management. The Company manages medical costs through dedicated provider contracting. In addition, the Company continues to invest in enhanced care management programs. Product designs that shift healthcare costs to members typically help control utilization. Medical underwriting by case risk has also been expanded. Through the combination of medical cost management, product design, and underwriting management, the Company strives to ensure continued profitability.

     OUTLOOK - EMPLOYEE BENEFITS

     At GWL&A, remaining competitive means focusing on the core disciplines that provide value to our clients, specifically: healthcare cost management, underwriting and product design management, and sales force management. The Company also knows administrative costs must remain in keeping with industry standards.

     Contracting efforts are critical to the Company's value equation in an environment of escalating medical costs. That is why in 2003, the Company will increase spending to evaluate provider networks and provider recontracting. The Company will also continue to expand healthcare

50 GREAT-WEST LIFECO INC. ANNUAL REPORT 2002 management/disease management programs for members with diabetes, asthma, coronary heart disease and other chronic illnesses.

     The Company has expanded medical underwriting to ensure pricing is consistent with healthcare risk, an item that is difficult to estimate on smaller cases. Therefore the Company is reducing its focus on cases with fewer than 50 members in 2003.

     GWL&A continues to evaluate product design. The three-tier prescription drug program launched in 2001 proved very attractive to its clients and will continue in 2003. The Company reaffirms its commitment to traditional, self-funded health plans and will reduce complex, hybrid self-funded options. As an answer to rising costs, the Company continues to explore product design options that shift healthcare cost from the employer to the employee.

     The sales force reorganization will continue in 2003. The Company has discontinued new sales under the Alta, General American, and New England names because multiple distribution channels are costly and increase brand confusion. Instead, the Company has combined these teams with GWL&A's to create a unified GWL&A sales force organized along distribution channels. Likewise, resources will be invested to enhance the Great-West Life & Annuity brand identity.

     GWL&A remains focused on reducing administrative costs. In 2002, the Employee Benefits segment achieved three main productivity improvements: 1) reduced full-time equivalents (FTEs) from over 6,600 in 2001 to fewer than 4,900 in 2002; 2) enhanced efficiencies through online billing and other Internet-enabled functions; and 3) increased claims payment efficiency. The Company anticipates similar productivity strides in 2003 as a result of ongoing investments in process improvement and continued sales and claims payment office consolidation.

     One challenge facing the Company in April 2003, and also affecting all other carriers in the industry, is the significant implementation and administrative cost associated with Administrative Simplification compliance federally mandated in HIPAA (the Health Insurance Portability and Accountability Act of 1996).

     Total net income for Financial Services increased 1% in

FINANCIAL SERVICES

     CONSOLIDATED NET INCOME (IN $ MILLIONS)

     YEARS ENDED DECEMBER 31                                         2002                                     2001
                                                   --------------------------------------   --------------------------------------
                                                                 PARTICIPATING                            Participating
                                                   SHAREHOLDER   POLICYHOLDER     TOTAL     Shareholder    Policyholder    Total
                                                   -----------   -------------   --------   -----------   -------------   --------
     INCOME:
        Premium income                             $     1,016   $         396   $  1,412   $       893   $         425   $  1,318
        Net investment income                              824             561      1,385           831             534      1,365
        Fee and other income                               350               -        350           362               -        362
                                                   -----------   -------------   --------   -----------   -------------   --------
     TOTAL INCOME                                        2,190             957      3,147         2,086             959      3,045
                                                   -----------   -------------   --------   -----------   -------------   --------
     BENEFITS AND EXPENSES:
        Paid or credited to policyholders                1,484             925      2,409         1,359             926      2,285
        Other                                              347              21        368           382              22        404
                                                   -----------   -------------   --------   -----------   -------------   --------
     NET OPERATING INCOME BEFORE INCOME TAXES              359              11        370           345              11        356
     Income taxes                                          112               1        113           101               9        110
                                                   -----------   -------------   --------   -----------   -------------   --------
     NET INCOME BEFORE NON-CONTROLLING INTERESTS           247              10        257           244               2        246
     Non-controlling interests                               -              10         10             -               2          2
                                                   -----------   -------------   --------   -----------   -------------   --------
     NET INCOME BEFORE GOODWILL AMORTIZATION               247               -        247           244               -        244
     Amortization of goodwill                                -               -          -             1               -          1
                                                   -----------   -------------   --------   -----------   -------------   --------
     NET INCOME                                    $       247   $           -   $    247   $       243   $           -   $    243
                                                   ===========   =============   ========   ===========   =============   ========
----------------------------------------------------------------------------------------------------------------------------------
     SUMMARY OF NET INCOME
        Preferred shareholder dividends            $         -   $           -   $      -   $         -   $           -   $      -
        Net income - common shareholders                   247               -        247           243               -        243
                                                   -----------   -------------   --------   -----------   -------------   --------
        NET INCOME                                 $       247   $           -   $    247   $       243   $           -   $    243
                                                   ===========   =============   ========   ===========   =============   ========

                                   GREAT-WEST LIFECO INC. ANNUAL REPORT 2002  51

     2002, after adjusting 2001 for goodwill amortization charges of $1 million. The overall results increased from 2001 primarily as the result of currency exchange rates. An increase in interest margins in 2002 and a decrease in operating expenses were offset by a reduction of fees due to weak U.S. equity markets.

     Premium income has increased 7% over the prior year primarily due to public/non-profit guaranteed business growth of $199 million partially offset by a reduction in individual insurance business of $83 million. Net investment income increased by $20 million, primarily in the participating account which was up $27 million due to the growth in policy reserves. The shareholder decrease of $7 million was associated with a reduction of policy reserves, although net interest margins were higher. Fee income decreased $12 million in the current year due to the drop in U.S. equity markets which more than offset new cash flow. Benefits paid or credited to policyholders increased 5% primarily from the public/non-profit business increase in policy reserves. Other benefits and expenses are down 9% from 2001 due to effective expense management that reduced operating expenses $16 million.

     Sales and premium income results are discussed below by major business unit. Overall, 2002 sales including separate account sales, were down due to lower BOLI sales caused by lower interest rates for fixed products and a weak U.S. equity market.

     A regulated percentage of returns in the participating account is credited to the shareholder account. In 2002 the amount credited was $9.4 million, down slightly from $10.4 million in 2001.

     FINANCIAL SERVICES - DIVISIONAL SUMMARY (IN $ MILLIONS)

     YEARS ENDED DECEMBER 31                  PREMIUMS AND DEPOSITS                         SALES
                                        --------------------------------   -------------------------------------
                                          2002         2001     % Change      2002           2001       % Change
                                        ---------    ---------  --------   -----------    -----------   --------
     BUSINESS/PRODUCT
         Savings                        $   2,312    $   1,926        20%  $       779    $     1,025        -24%
         Savings fee income                   185          185         -             -              -          -
         Insurance                            757        1,573       -52%          225            867        -74%
         Insurance fee income                  28           28         -             -              -          -
         401(k)                             2,206        2,838       -22%          993          1,169        -15%
         401(k) fee income                    137          149        -8%            -              -          -
                                        ---------    ---------  --------   -----------    -----------   --------
         TOTAL                          $   5,625    $   6,699       -16%  $     1,997    $     3,061        -35%
                                        =========    =========  ========   ===========    ===========   ========

     SAVINGS

     Premiums and deposits totaled $2.3 billion in 2002, an increase of 20% from 2001.This included one large case sale, which accounted for the majority of the growth. Premiums from separate account products were $1.4 billion in 2002, compared to $1.2 billion in 2001, while fixed premiums totaled $883 million in 2002 and $703 million in 2001.

     Savings fee income of $185 million has remained relatively unchanged from 2001. The decrease in fees resulting from the weak equity markets was more than offset by increased fees from the additional assets in the Stable Value Funds and by the growth in assets and lives in the third-party administration business.

     The Financial Services core savings business is in the public/non-profit (P/NP) pension market. The assets of the P/NP business, including separate accounts, decreased 2.7% during 2002 to $12.7 billion. Fixed assets remained relatively unchanged at $6.1 billion. Separate account assets increased in 2002 primarily in the Stable Value Funds which provide a more conservative investment opportunity. A majority of the increase was primarily attributable to one large case sale in 2002. Variable assets in the segregated funds decreased from $6.9 billion in 2001 to $6.6 billion in 2002 as a result of the lower U.S. equity markets.

     The Company continues to expand the investment products available through its subsidiary mutual fund company, Maxim Series Fund, Inc., and partnership arrangements with external fund managers. Externally managed funds offered to participants in 2002 included American Century, Ariel, Fidelity, Founders, INVESCO, Janus, Loomis Sayles, Oppenheimer, Templeton, T.Rowe Price and Vista.

52  GREAT-WEST LIFECO INC. ANNUAL REPORT 2002

     Customer participation in fixed income segregated funds increased, as many customers prefer the combination of the security of fixed income securities and segregated funds assets. Assets under management for these segregated funds totaled $2.6 billion in 2002, compared to $1.9 billion in 2001.

     FASCorp administered records for approximately 2.2 million participants in both 2002 and 2001.

     Sales of Charles Schwab, Inc. annuities of $314 million were down from 2001, as market volatility kept investor interest low.

     RISK ANALYSIS AND MANAGEMENT - Fixed margins are protected through the use of specific guaranteed certificates and proper matching of assets and liabilities. Emphasis is placed on retention of major cases and the corresponding maturity of certificates of these cases. Expense management programs are constantly monitored to control unit costs in the third-party administration business segment.

     LIFE INSURANCE

     Individual life insurance revenue premiums and deposits decreased from $1.6 billion in 2001 to $757 million in 2002. In 2002, the insurance lines experienced a decrease in variable life insurance funds deposits from $999 million in 2001 to $267 million in 2002. Of the decrease in premiums and deposits in 2002,the majority was driven by lower sales of the BOLI product which had a decrease of $595 million in annual sales premium. Lower interest rates and weak U.S. equity markets were also contributors to the lower premiums and deposits in BOLI and other individual markets.

     In 2002, the Company continued its efforts to partner with large financial institutions to deliver term life insurance to the mass market. This strategy allows the Company to offer simple life insurance products through established institutional channels. Bank sales of life insurance in 2002 grew to 53,377 policies compared to 32,705 sold in 2001. Although the sales numbers have increased 63% in 2002, these policies have very low annual premiums compared to BOLI policies.

     In 1996, the U.S. Congress enacted legislation to phase out the tax deductibility of interest on policy loans on COLI products. As a result of these legislative changes, the Company has shifted its emphasis from COLI to new sales in the BOLI market. The Company continues working closely with existing COLI customers to determine the options available to them and is confident that the effect of the legislative changes will not have a material impact on the Company's operations.

     The Company continues to develop the institutional marketing for life insurance through customers such as Charles Schwab, Inc., and certain Internet-based brokers, such as QuoteSmith.com. In 2002, the number of institutional policies in force increased to 18,829 from 14,851 in 2001.

     RISK ANALYSIS AND MANAGEMENT - The traditional lines of life insurance are no longer actively marketed. Various programs have been introduced emphasizing retention of the business. On new sales in the institutional markets, reinsurance has been obtained for at least 50% of the mortality risk.

     In the large case BOLI business, the risk associated with surrenders is protected by the income tax consequences of surrendering the policy and through contract provisions which restrict the availability of funds for withdrawal.

     401(K)

     The 401(k) new case sales decreased from 598 in 2001 to 493 in 2002 which, in conjunction with higher terminations, led to a net case decline for 2002. The total 401(k) block of business under administration is comprised of 6,012 employer groups and more than 477,000 individual participants, compared to 6,447 employer groups and more than 545,000 individual participants in 2001.

     During 2002, the in-force block of 401(k) business continued to have higher terminations, which resulted in persistency of 84%,compared to 87% in 2001. Total assets under administration decreased from $11.2 billion to $8.9 billion. The decrease in assets is primarily attributed to weakening equity markets in the U.S.

     Participants can elect to contribute funds to either GWL&A's internally managed funds or to externally managed funds from recognized mutual fund companies such as AIM, Fidelity, Putnam, American Century, Janus, INVESCO, and Dreyfus. The Company continues to review investment opportunities for participants. The 401(k) products currently offered permit the customer to choose from products with and without variable asset charges and allow participants to access a self-directed brokerage account.

     The Company has implemented a new marketing and customer support strategy at the end of 2002, designed to target 401(k) sales and add customer relationship managers to maintain ongoing relationships with new and existing customers. The goal of the strategy is to develop stronger and more focused relationships with 401(k) customers and improve persistency.

     RISK ANALYSIS AND MANAGEMENT - The Company managed the impact of the variability of 401(k) fee revenue caused by market fluctuations through increasing the proportion of its business using products without a variable asset charge. In addition, the Company protects itself from risks associated with early surrenders through contract fees and termination charges.

                                   GREAT-WEST LIFECO INC. ANNUAL REPORT 2002  53

     OUTLOOK - FINANCIAL SERVICES

     The current market trend of replacing existing defined benefit plans with defined contribution plans is expected to provide marketing opportunities in the future. The Company has participated in proposals for the few cases that have converted and has had success with its current marketing strategy.

     Continued emphasis on expense management and effective customer service will allow the Company to remain competitive in the market.

     Individual bank policy sales are expected to grow over the number of policies sold in 2002. Distribution channels are presently established in several large banks and management plans to expand into additional banks in 2003.

     Sales are expected to grow in the 401(k) area in 2003 due to changes in the sales model. Terminations in the block should stabilize as a result of the customer support strategy implemented at the end of 2002.

CORPORATE

     CONSOLIDATED NET INCOME (IN $ MILLIONS)

     YEARS ENDED DECEMBER 31                                                2002                2001
                                                                       -------------        ------------
     INCOME:
        Premium income                                                 $           -        $          -
        Net investment income                                                     (5)                (10)
        Fee and other income                                                       1                   -
                                                                       -------------        ------------
     TOTAL INCOME                                                                 (4)                (10)
                                                                       -------------        ------------
     BENEFITS AND EXPENSES:
        Paid or credited to policyholders                                         (2)                 (2)
        Other                                                                      9                  14
                                                                       -------------        ------------
     NET OPERATING INCOME BEFORE INCOME TAXES                                    (11)                (22)
     Income taxes                                                                 (4)                  1
                                                                       -------------        ------------
     NET INCOME BEFORE NON-CONTROLLING INTERESTS                                  (7)                (23)
     Non-controlling interests                                                     -                   -
                                                                       -------------        ------------
     NET INCOME BEFORE GOODWILL AMORTIZATION                                      (7)                (23)
     Amortization of goodwill                                                      -                   1
                                                                       -------------        ------------
     NET INCOME                                                        $          (7)       $        (24)
                                                                       =============        ============
--------------------------------------------------------------------------------------------------------
     SUMMARY OF NET INCOME
        Preferred shareholder dividends                                $           -        $          1
        Net income - common shareholders                                          (7)                (25)
                                                                       -------------        ------------
        NET INCOME                                                     $          (7)       $        (24)
                                                                       =============        ============

     The Corporate segment includes investment income, expenses and charges related to capital and other assets not associated with major business units, forward foreign exchange contracts, U.S. withholding taxes on dividends, and prior years' tax adjustments, as well as any U.S. related business activities of Lifeco.

     Net loss for the Corporate segment of United States shareholder operations in 2002 was $7 million, compared to a net loss of $24 million after adjusting for goodwill amortization charges of $1 million for 2001, primarily reflecting the net settlement of forward foreign exchange contracts, which are described in note 1(c) to the financial statements. This segment also benefited from a reduction in withholding taxes in 2002 and credits associated with prior year income taxes.

54 GREAT-WEST LIFECO INC. ANNUAL REPORT 2002